UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

AMENDMENT 1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Global Boatworks Holdings, Inc.

(Exact name of registrant as specified in its charter)

Florida	5550	47-1106175
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2637 Atlantic Blvd.

#134

Pompano Beach, FL 33062

Telephone 954-934-9400

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Brenda Hamilton, Esq.

Hamilton & Associates Law Group, P.A.

101 Plaza Real South, Suite 202 N

Boca Raton, FL 33432

Tel: (561) 416-8956

Fax: (561) 416-2855

https://www.securitieslawyer101.com

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

Copies to: Brenda Hamilton, Esq. Hamilton & Associates Law Group, P.A. 101 Plaza Real South, Suite 202 N Boca Raton, FL 33432 Tel: (561) 416-8956 Fax: (561) 416-2855

https://www.securitieslawyer101.com

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class Of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, $.0001 par value	1,130,000	$0.20	226,000	$ 29.10

(1) Represents 1,130,000 shares of our common stock being registered for resale on behalf of the selling shareholders named in this registration statement.

(2) Until such time as our common shares are quoted on the OTC Bulletin Board, our shareholders will sell their shares at the price of $0.20 per share.

(3) Calculated under Rule 457 of the Securities Act of 1933 as $0.12880 of the aggregate offering price.

(4) In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION ON ______

Global Boatworks Holdings, Inc.

1,130,000 shares of common stock

Selling shareholders are offering up to 1,130,000 shares of common stock.  The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares by the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering.  Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities.  Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2015

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Global Boatworks” the “Company,” “we,” “us,” and “our” refer to Global Boatworks Holdings, Inc. a Florida corporation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

You should carefully read all information in the prospectus, including the consolidated financial statements and their explanatory notes, under the Financial Statements section of this prospectus prior to making an investment decision.

The “Company”, “us”, “we” and “our” refer to Global Boatworks Holdings, Inc., a Florida corporation and its wholly-owned subsidiary, Global Boatworks, LLC, a company formed pursuant to the laws of the state of Florida.

Company Organization

We are a development-stage company, incorporated in the state of Florida on May 11, 2015, to acquire our wholly owned subsidiary Global Boatworks, LLC, a Florida limited liability company formed on June 16, 2014, to commercialize upscale floating vessels built on a barge bottom. We own one floating vessel, the Miss Leah, which we acquired from a related party on September 25, 2014, as a prototype and to operate as a short term rental in Boston Harbor, Massachusetts.

From June 16, 2014 through April 10, 2015, Global Boatworks, LLC received $103,000 from the sale of 1,030,000 shares of its common stock at the price of $0.10 per share.

On May 11, 2015, we entered into an agreement with Michael Silveri, our Vice-President whereby he agreed to invest up to $250,000 to purchase steel, materials, and labor for the building of barges for our vessels. In exchange for every $5,000 Mr. Silveri invests, he shall receive 30,000 common shares, which represents a per share price of $.167 per share. The agreement allows Mr. Silveri to purchase a total of 1,500,000 of our common shares including the 30,000 shares purchased on October 16, 2014, at the price of $.167 or an aggregate of $250,000 at any time prior to August 1, 2016.  To date, Mr. Silveri has invested an aggregate of $55,000 for 330,000 common shares. On October 16, 2014, he purchased 30,000  and on July 8, 2015, he purchased 300,000 common at the price of $0.167 per share for an aggregate price of $5,000 and $50,000, respectively. As such, Mr. Silveri may purchase an additional 1,170,000 common shares at the price of $.167 per share at any time prior to August 1, 2016.

On June 16, 2014, Global Boatworks, LLC issued 4,370,000 and 100,000 common shares, respectively to Robert Rowe, our Chief Executive Officer, President, Treasurer and Director and his spouse Leah Rowe, our Secretary, for $0.000055 and $0.000055 per share or an aggregate of $244.41 and $5.59 respectively.

Since inception, Global Boatworks, LLC sold an aggregate of 600,000 common shares for services which we valued at $0.10 per share.

On May 11, 2015, we issued an aggregate of 6,130,000 shares of our common stock to the owners of Global Boatworks, LLC for 6,130,000 of its common shares representing one hundred percent (100%) of its outstanding securities. The transaction was approved by 100% of the directors and security holders of each company. As a result of our acquisition of Global Boatworks, LLC:

•

Global Boatworks, LLC became our wholly owned subsidiary,

•

The officers and directors of Global Boatworks, LLC became our officers and directors,

•

The shareholders of Global Boatworks, LLC became our shareholders, and

•

The operations of Global Boatworks, LLC became our operations.

On July 9, 2015, we entered into a loan agreement in the amount of $151,700 with our shareholder Richy Bramos. We issued 250,000 common shares to Mr. Bramos as consideration for providing us the loan. We valued these shares at $.10 per share or an aggregate of $25,000.  The note bears interest at the rate of 10%. We are obligated to pay the principal and interest due on July 9, 2016. The loan is secured by the Miss Leah, our company owned vessel.

Our principal executive office is located at 2637 Atlantic Blvd, #134, Pompano Beach, Florida 33062. Our telephone number is 954-934-9400. Our website is www.globalboatworks.global and is not part of this prospectus.

Our auditors have included a “going concern” explanatory paragraph in their audit opinion meaning that we face uncertainties that our business will not succeed or be viable. Additionally, it is likely that we will need additional capital or additional financing in the future, and if such financing is not available to us on acceptable terms, our business may suffer or fail as a result.

Business

We plan to generate revenues from the sale of our upscale floating vessels and rental of company owned vessels. We have not yet generated revenues from the sale of our vessels.

For the period from June 16, 2014 (inception) through December 31, 2014 and three (3) months ended March 31, 2015, we have a net loss of $6,870 and $47,898 respectively. For the period from June 16, 2014 (inception) through December 31, 2014, and three (3) months ending March 31, 2105, we had revenues of $4,724 and $0.00 from short term rentals of our vessel in Boston Harbor, Massachusetts.

Our operations to date and those of Global Boatworks, LLC, our wholly owned subsidiary include:

•

development of our business plan;

•

acquisition of our company owned vessel, the Miss Leah;

•

locating designers for our Luxuria models;

•

completing the design of our Luxuria models;

•

identifying amenities to be offered with the Luxuria models;

•

selecting Lauderdale Marine Center as the manufacturer of the Luxuria models;

•

developing marketing strategies;

•

marketing the short term rental of the Miss Leah on Home Away and Vacation Rentals By Owner (VRBO); and

•

renting the Miss Leah on a short term basis as a vacation rental.

As of August 6, 2015, we had cash on hand of $179,115 for our operational needs. Currently, our operating expenses are approximately $7,500 per month. After this registration statement is declared effective, our operating expenses will be approximately $12,500 per month. We are obligated to repay an outstanding loan in one lump payment in the amount of $151,700 on July 9, 2016. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we would have available cash for our operating needs for approximately fourteen (14) months before repayment of the $151,700 due on July 9, 2016.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks including:

•

There is substantial doubt about our ability to continue as a going concern as a result of our limited operating history and financial resources.

•

Because Miss Leah, our company owned vessel is pledged as security for a loan, if we default on the loan we would lose our primary asset and might not be able to implement our business plan, which could cause you to lose your entire investment.

•

If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

•

We are a development-stage company with little or no historical performance for you to base an investment decision upon and we may never become profitable.

•

We are dependent on sales of our securities to fund our operations.

•

We may be subject to significant regulations in the future and may not be able to obtain necessary regulatory clearances to sell our products.

•

Expenses required to operate as a public company will reduce funds available to develop our business.

•

We may be subject to product liability claims and we do not have insurance coverage for such claims.

•

Our officers and directors have other business interests and we may compete with these interests for management time.

•

Our officers and directors have no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting.

•

The offering price of the common shares being registered on behalf of the Selling Shareholders has been arbitrarily determined by us and bears no relationship to any criteria of value.

•

Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Bulletin Board or any other listing or quotation service and if listed, no market may ever develop for our common stock, or if developed, may not be sustained in the future.

Emerging Growth Company

•

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

•

The last day of our fiscal year during which we have had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five (5) years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

•

The last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective IPO registration statement.

•

The date on which we have, during the previous three (3) year period, issued more than $1,000,000,000 in non-convertible debt; or

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The date on which we are deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

•

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley Act. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

•

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which requires the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

•

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

As of the date of this prospectus, we had 6,740,000shares of common stock outstanding.

Selling shareholders are offering up to 1,130,000 shares of common stock, the majority of which we sold in a private placement from June 16, 2014 through April 10, 2015. Of the 1,130,000 common shares being registered 1,030,000 were sold in a private placement at the price of $0.10 per share and 100,000 shares were issued for services, which we valued at $0.10 per share or an aggregate of $10,000.

The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We will pay all expenses of registering the securities, estimated at approximately $70,000. We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

The tables and information below are derived from our audited financial statements for the period from Global Boatworks, LLC’s inception on June 16, 2014 to December 31, 2014, and unaudited financial information to March 31, 2015. Our working capital (deficit) as of December 31, 2014, and March 31, 2015 was ($3,749) and $94,246 respectively.

As of August 6, 2015, we had cash on hand of $179,115 for our operational needs. Currently, our operating expenses are approximately $7,500 per month. After this registration statement is declared effective, our operating expenses will be approximately $12,500 per month. We are obligated to repay an outstanding loan in one lump payment in the amount of $151,700 on July 9, 2016. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we would have available cash for our operating needs for approximately fourteen (14) months before repayment of the $151,700 due on July 9, 2016.

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the consolidated financial statements and their explanatory notes before making an investment decision.

	At March 31, 2015 Unaudited	At December 31, 2014	Predecessor At December 31, 2013
Financial Summary

Cash	$ 36,005	$ 3,662	$ 380

Total Assets	$ 108,782	$ 8,477	$ 2,465

Total Liabilities	$ 111,300	$ 110,097	$ 15,789

Total Stockholders’ Equity (Deficit)	$ (2,518)	$ (101,620)	$ (13,324)

	For The Three (3) Months Ending March 31, 2015 Unaudited	Successor From June 16, 2014 (Inception) Through December 31, 2014	Predecessor From January 1, 2014 Through September 24, 2014	Predecessor For The Year Ended December 31, 2013
Statement of Operations

Revenue	$ 0	$ 4,724	$ 38,359	$ 36,360

Total Expenses	$ 47,898	$ 8,867	$ 26,176	$ 26,523

Net Income (loss) for the Period	$ (47,898)	$ (6,870)	$ 4,267	$ (1,846)

THE OFFERING

Shares of Common Stock offered by Selling Shareholders	1,130,000 Common Shares
Previous Offering of Our Common Shares

From June 16, 2014 through April 10, 2015, we sold 1,030,000 common shares for the per share price of $0.10 or an aggregate of $103,000.

On May 11, 2015, we entered into an agreement with Michael Silveri, our Vice-President whereby he agreed to invest up to $250,000 at the per share price of $.167 per share. The agreement allows Mr. Silveri to purchase a total of 1,500,000 of our common shares including 30,000 shares purchased on October 16, 2014, at the price of $.167 or an aggregate of $250,000 at any time prior to August 1, 2016.  On October 16, 2014, Mr. Silveri purchased 30,000 and on July 8, 2015, he purchased 300,000 common at the price of $0.167 per share or an aggregate price of $5,000 and $50,000, respectively. As such, Mr. Silveri may purchase an additional 1,170,000 common shares at the price of $.167 per share at any time prior to August 1, 2016.

From inception, Global Boatworks, LLC  issued 600,000 shares for services which we valued at $0.10 per share. On July 9, 2015, we issued 250,000 common shares to our shareholder, Richy Bramos as consideration for providing us a loan in the amount of $151,700. We valued these shares at $.10 per share.

On June 16, 2014, we issued 4,370,000 shares to Robert Rowe, our Chief Executive Officer, President, Treasurer and Director for $0.000055 per share or an aggregate of $244.41. On June 16, 2014, we issued 100,000 shares to Leah Rowe, our Secretary for $0.000055 per share or an aggregate of $5.59.

Shares of Common Stock Outstanding Before the Offering	6,740,000 Common Shares
Shares of Common Stock Outstanding After the Offering	6,740,000 Common Shares
Terms of the Offering	The selling shareholders will determine when and how they will sell the securities offered in this prospectus.
Trading Market

There is currently no trading market for our common stock. We intend to apply soon for quotation on the OTC Bulletin Board. We will require the assistance of a market maker to apply for quotation and there is no guarantee that a market maker will agree to assist us.

Expenses	We will pay all expenses of registering the securities estimated at approximately $71,529.
Use of the Proceeds	We will not receive proceeds from the resale of shares by the selling shareholders.
Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Related to Our Financial Condition

There is substantial doubt about our ability to continue as a going concern as a result of our limited operating history and financial resources, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We incurred net losses of $6,870 and $47,898 for the period from June 16, 2014 (inception) through December 31, 2014, and three (3) months ending March 31, 2015, respectively. As a result, our independent registered public accounting firm has included an explanatory paragraph in its audit opinion that we may be unable to continue as a going concern. Our limited operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our consolidated financial statements contain a going concern qualification.  Our consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations.

We are an early stage company with little or no historical performance for you to base an investment decision upon, and we may never become profitable.

We are a recently formed company. For the period from June 16, 2014 (inception) through December 31, 2014 and three (3) months ended March 31, 2015, we had revenues of $4,724 and $0 respectively. For the period from June 16, 2014 (inception) through December 31, 2014 and three (3) months ended March 31, 2015, we have a net loss of $6,870 and $47,898 respectively. Accordingly, we have limited historical performance upon which you may evaluate our prospects for achieving our business objectives and becoming profitable in light of the risks, difficulties and uncertainties frequently encountered by early stage companies such as us. Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early stage company, and whether we will ever become profitable.

We are dependent on the sale of our securities to fund our operations.

From June 16, 2014 to April 10, 2015 we received proceeds of $108,000 from the sale of 1,060,000 shares of our common stock, which funds our current operations. We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to generate sufficient revenues for our operating expenses we will need financing, which we may be unable to obtain; should we fail to obtain sufficient financing, our revenues will be negatively impacted.

For the period from June 16, 2014 (inception) through December 31, 2014 and three (3) months ending March 31, 2015, we had revenues of $4,724 and $0 respectively for rental of our company owed vessel. For the period from June 16, 2014 (inception) through December 31, 2014, and three (3) months ending March 31, 2015, we have a net loss of $6,870 and $47,898 respectively. Because we have limited revenues and lack historical financial data, including revenue data, our future revenues are unpredictable. Our operating expenses are presently approximately $7,500 per month or $90,000 annually. After this registration statement is declared effective our operating expenses will increase by approximately $5,000 per month and be approximately $12,500 per month or $150,000 annually. We will require $12,500 per month or $150,000 over the next twelve (12) months to meet our operational costs, which consist of rent, advertising, salaries and other general, administrative expenses to comply with the costs of being an SEC reporting company.

As of August 6, 2015, we had cash on hand of $179,115 for our operational needs. Currently, our operating expenses are approximately $7,500 per month. After this registration statement is declared effective, our operating expenses will be approximately $12,500 per month. We are obligated to repay an outstanding loan in one lump payment in the amount of $151,700 on July 9, 2016. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we would have available cash for our operating needs for approximately fourteen (14) months before repayment of the $151,700 due on July 9, 2016.

There is no assurance we will have sufficient funds available to implement our plan of operations which could cause you to lose your investment.

Until we generate material operating revenues, we require additional debt or equity funding to continue our operations and implement our plan of operations. We intend to raise additional funds from an offering of our stock in the future; however, this offering may never occur, or if it occurs, we may be unable to raise the required funding. We do not have any plans or specific agreements for new sources of funding and we have no agreements for financing in place.

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that the cost of SEC reporting will be approximately $60,000 annually. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition. If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the OTC Bulletin Board, or, if we have secured a qualification, we may lose the qualification and our securities would no longer trade on the OTC Bulletin Board. Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

Risks Related to Our Business

Our business is subject to significant regulations which increase our operating costs; if we fail to comply with these regulations our operations will be negatively impacted.

Our business involves the use, handling, storage, and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials, such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline, and diesel fuels. Accordingly, we are subject to regulation by federal, state, and local authorities establishing requirements for the use, management, handling, and disposal of these materials and health and environmental quality standards, and liability related thereto, and providing penalties for violations of those standards.

Regulatory approval processes may be expensive, time-consuming and uncertain, and our failure to obtain or comply with these approvals or clearances could harm our business, financial condition and operating results.

Our industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth.

We operate in a highly competitive environment. In addition to facing competition generally from businesses seeking to attract discretionary spending dollars, the recreational boat industry itself is highly fragmented, resulting in intense competition. We compete with single location boat and yacht dealers and, to a lesser degree, with national specialty marine stores. Dealer competition is based on the quality of available products, the price and value of the products and attention to customer service. There is significant competition in the markets which we plan to enter.

Our competitors are large national or regional chains that have substantially greater financial, marketing and other resources than us. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressure will not have a material adverse effect on our business, operating results and financial condition.

Because Miss Leah, our company owned vessel is pledged as security for a loan, if we default on the loan we would lose our primary asset and might not be able to implement our business plan which could cause you to lose your entire investment.

On July 9, 2015, we entered into a loan agreement in the amount of $151,700 with our shareholder, Richy Bramos. We issued 250,000 common shares to Mr. Bramos as consideration for providing us the loan. The note bears interest at the rate of ten percent  (10%) per annum. We are obligated to pay the entire principal and interest in a balloon payment on July 9, 2016. The loan is secured by the Miss Leah, our company owned vessel. Because Miss Leah is our primary asset and is pledged as security for a loan, you could lose your investment if we default on the loan. Because of our limited revenues and weak financial condition, we may not be able to make the loan payment when due on July 9, 2016. This would cause us to lose our primary asset and we might not be able to implement our business plan which could cause you to lose  your entire investment.

The purchase of our products is discretionary, and may be negatively impacted by adverse trends in the general economy and make it more difficult for us to generate revenues.

Our business is affected by general economic conditions since our products are discretionary and we depend, to a significant extent, upon a number of factors relating to discretionary consumer spending. These factors include economic conditions and perceptions of such conditions by consumers, employment rates, the level of consumers’ disposable income, business conditions, interest rates, consumer debt levels and availability of credit. Consumer spending on our products may be adversely affected by negative trends and changes in general economic conditions.

The success of our business depends on our ability to market our Luxuria vessels effectively.

Our ability to establish effective marketing and advertising campaigns is the key to our success. Our advertisements must effectively promote our corporate image, our Luxuria vessels and the pricing of such products. If we are unable to create awareness of our products, we may not be able to attract customers. Our marketing activities may not be successful in promoting the products we sell or pricing strategies or in retaining and increasing our customer base. We cannot assure you that our marketing programs will be adequate to create a demand for our products support our future growth, which may result in a material adverse effect on our results of operations.

We may be subject to product liability claims and we do not have insurance coverage for such claims which could negatively impact our financial condition.

By selling boats, we will face an inherent business risk of exposure to product liability claims in the event that the use of our products results in personal injury or death. Also, in the event that any of the components of our vessels is defective, we may be required to recall or replace such components. We maintain product liability insurance coverage in the amount of $300,000 to protect us from such claims, which may not be sufficient coverage for claims against us. A successful product liability claim or series of claims brought against us would negatively impact our business and cause you to lose your investment.

We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products.

We have no secured intellectual property protection of the Global Boatworks or Luxuria names. Our industry is characterized by vigorous pursuit and protection of intellectual property rights, which has resulted in protracted and expensive litigation for several companies. Third parties may assert claims of misappropriation of trade secrets or infringement of intellectual property rights against us for which we may be liable.

If our business expands, the number of products and competitors in our markets increases and product overlaps occur, infringement claims may increase in number and significance. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot be certain that we would be successful in defending ourselves against intellectual property claims. Further, many potential litigants have the capability to dedicate substantially greater resources than we can to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to pay substantial damages or prevents us from distributing our products.

If we fail to develop the Global Boatworks and Luxuria brand, cost-effectively, our business may be adversely affected.

The success of our products marketed under the Global Boatworks and Luxuria brands will depend upon the effectiveness of our marketing efforts. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building the brands. If we fail to successfully promote and maintain our brands, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business and results of operations could suffer.

Risks Related To Our Management

Should we lose the services of Robert Rowe, our Chief Executive Officer, President, Treasurer and Director, our financial condition and proposed expansion may be negatively impacted.

Our future depends on the continued contributions of Robert Rowe, our Chief Executive Officer, President, Treasurer and Director, who would be difficult to replace. Mr. Rowe is our only fulltime employee. Mr. Rowe’s services are critical to the management of our business and operations. We do not maintain key man life insurance on any of our officers or directors. Should we lose the services of any of our officers and directors, we may be unable to replace their services with equally competent and experienced personnel and our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

Certain officers and directors devote limited time to our business, which may negatively impact upon our plan of operations, implementation of our business plan and our potential profitability.

Our Chief Executive Officer, President, Treasurer and Director, Robert Rowe is our only full time employee. Leah Rowe, our Secretary spends approximately fifteen (15) hours per week on our business and Michael Silveri, our Vice President and Director spends approximately eight (8) hours per month on our business. The limited amount of time Ms. Rowe and Mr. Silveri devote to our business activities in the future, may be inadequate to implement our plan of operations and develop a profitable business.

Our officers and directors have no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting.

We have never operated as a public company and our management has no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting. As a result, we may not be able to operate successfully as a public company, even if our operations are successful.  We plan to comply with all of the various rules and regulations, which are required for a public company that is reporting company with the Securities and Exchange Commission. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.

We will incur additional costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matter and our management has no experience in such matters.

Robert Rowe, our Chief Executive Officer, President, Treasurer and Director is responsible for managing us, including compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting. These public reporting requirements and controls are new to these individuals and at times will require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business.  Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, each of which would increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders will be required to rely on the members of our Board of Directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee or Board of Directors as a whole that is composed of independent directors. Because our directors are also our officers and controlling shareholders, they are not independent. There is a potential conflict between their or our interests and our shareholders’ interests, since our directors are also our officers who will participate in discussions concerning management compensation and audit issues that may affect management decisions. Until we have an audit or compensation committee or independent directors, there may be less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act.  For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments, not previously approved.  We could be an emerging growth company for up to five (5) years, although we could lose that status sooner if our revenues exceed $1,000,000,000, if we issue more than $1,000,000,000 in non-convertible debt in a three (3) year period, or if the market value of our common stock held by non-affiliates exceeds $100,000,000 as of any April 30th date before that time, in which case we would no longer be an emerging growth company as of the following April 30th  We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Risks Related to Our Common Stock

The offering price of the common shares being registered on behalf of the Selling Shareholders has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the shares being registered.

Currently, there is no public market for our common stock. The offering price for the common shares being registered on behalf of the selling shareholders named in this registration statement has been arbitrarily determined by us and is not based on assets, operations, book or other established criteria of value. Thus, investors should be aware that the offering price does not reflect the market price or value of our common shares.

Our officers and directors have voting control over all matters submitted to a vote of our common stockholders, which will prevent our minority shareholders from having the ability to control any of our corporate actions.

As of the date of this prospectus, we had 6,740,000 shares of common stock outstanding, each entitled to one vote per common share. Our Chief Executive Officer, President, Treasurer and Director, Robert Rowe, controls 4,470,000 common shares which represents approximately sixty seven percent (67%) of our outstanding shares. This entitles Mr. Rowe to control all matters submitted to a vote of our common stockholders. As a result, our management has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election of directors. Our management’s control of our voting securities may make it impossible to complete some corporate transactions without its support and may prevent a change in our control. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Bulletin Board or any other listing or quotation service and if listed, no market may ever develop for our common stock, or if developed, may not be sustained in the future. Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed,  may not be sustained in the future. The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTC Bulletin Board, investors should consider any secondary market for our common shares to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non- issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our common shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will be a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers.  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for  the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction (other than an exempt transaction) involving a penny stock, the rules require delivery, prior to such transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made regarding sales commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities.

Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock is exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

None of the 6,740,000 common shares outstanding are currently eligible for resale under Rule 144. In general, persons holding restricted securities in a SEC reporting company, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent (1%) of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price. If substantial amounts of our common stock become available for resale under Rule 144, prevailing market prices for our common stock will be reduced.

Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Bulletin Board or any other listing or quotation service. If we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934 in the future, for example because we have less than three hundred (300) shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A, our common shares (if listed or quoted) would no longer be eligible for quotation, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d). However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred (300) shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8- A upon the occurrence of such an event, our common stock can no longer be quoted on the OTC Bulletin Board, which could  reduce the value of your investment. Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective. Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and ten percent (10%) stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. Thus the filing of a Form 8-A in such event makes our common shares continued to be able to be quoted on the OTC Bulletin Board.

We may, in the future, issue additional securities, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize us to issue 90,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock. As of the date of this prospectus, we had 6,740,000 shares of common stock and no preferred shares outstanding. Accordingly, we may issue up to an additional 83,320,000 shares of common stock and 10,000,000 shares of blank check preferred stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and  might have an adverse effect on any trading market for our common stock. Our Board of Directors may designate the rights, terms and preferences of our authorized but unissued preferred shares at its discretion including conversion and voting preferences without notice to our shareholders.

We will be subject to the 15(d) reporting requirements under the Securities Exchange Act of 1934, upon effectiveness of this registration statement which does not require a company to file all the same reports and information as a fully reporting company.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements according to the Securities Exchange Act of 1934. We are required to file the necessary reports in the fiscal year that the registration statement is declared effective. After that fiscal year and provided that we have less than three hundred (300) shareholders, we are not required to file these reports. If the reports are not filed, the investors will have reduced information about us including about our business, plan of operations and financial condition. In addition, as a filer subject to Section 15(d) of the Exchange Act, we are not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; we will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten percent (10%) shareholders are  not  required  to  file  beneficial  ownership  reports  about  their  holdings  of  our  common  shares;  that  these  persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the sole discretion of our Board of Directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors. Accordingly, investors that are seeking cash dividends should not purchase our common stock.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors”. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.

Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will not receive proceeds from the sale of the shares by selling shareholders.

DETERMINATION OF OFFERING PRICE

From June 16, 2014 through April 10, 2015, we sold 1,030,000 shares of our common stock at the price of $0.10 per share or an aggregate of $103,000. On May 11, 2015, we entered into an agreement with Michael Silveri, our Vice-President whereby he agreed to invest up to $250,000 at the per share price of $.167 per share. The agreement allows Mr. Silveri to purchase a total of 1,500,000 of our common shares including the 30,000 he purchased on October 16, 2014, at the price of $.167 or an aggregate of $250,000 at any time prior to August 1, 2016.  On October 16, 2014, he purchased 30,000  and on July 8, 2015, he purchased 300,000 common at the price of $0.167 per share or an aggregate price of $5,000 and $50,000, respectively. As such, Mr. Silveri may purchase an additional 1,170,000 common shares at the price of $.167 per share at any time prior to August 1, 2016.

On June 16, 2014, we issued 4,370,000 and 100,000 common shares respectively to Robert Rowe, our Chief Executive Officer, President, Treasurer and Director and his spouse, Leah Rowe, our Secretary, for $0.000055 per share or an aggregate of $244.41 and $5.59 respectively.

Since inception we issued 600,000 common shares for services which we valued at $0.10 per share. We are registering 1,030,000 common shares sold for cash consideration and 100,000 common shares issued for services rendered. On July 9, 2015, we entered into a loan agreement in the amount of $151,700 with our shareholder, Richy Bramos. We issued 250,000 common shares to Mr. Bramos as consideration for providing us the loan. We valued these shares at $.10 per share or an aggregate of $25,000.

Our management has determined the offering price for the common shares being registered in this offering on behalf of the selling shareholders. The offering price of the shares has been determined arbitrarily by us. It is not based upon an independent assessment of the value of our shares and should not be considered as such. The price of the shares the selling shareholders are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•

Our limited revenues;

•

Our growth potential; and

•

The price we believe a purchaser is willing to pay for our stock.

The offering price of the shares by the selling shareholders does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING STOCKHOLDERS

The selling shareholders named below are selling the securities described below. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling shareholders is or is affiliated with a broker-dealer. All selling shareholders may be deemed underwriters. The percentages below are based upon 6,740,000 common shares outstanding.

Selling shareholders are offering up to 1,130,000 shares of common stock which we sold in a private placement from June 16, 2014 through April 10, 2015. Of the 1,130,000 common shares being registered, 1,030,000 were sold in a private placement at the price of $0.10 per share and 100,000 shares were issued for services, which we valued at $0.10 per share or an aggregate of $10,000.

We are not registering common shares held directly or indirectly by our officers or directors.

We relied on Section 4(2) of the Securities Act of 1933, as amended for the offer and sale of the securities in the chart below. We believe that Section 4(2) was available because:

•

Each investor had a pre-existing relationship with our Chief Executive Officer, President, Treasurer and Director, Robert Rowe prior to the time of the offer and sale;

•

None of these issuances involved underwriters, underwriting discounts or commissions;

•

Restrictive legends were and will be placed on all certificates issued as described above; and

•

The offer and sale of the securities did not involve general solicitation or advertising.

In connection with the foregoing transactions, we provided the following to all investors.

•

Access to all of our books and records,

•

Access to all material contracts and documents relating to our operations, and

•

The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Name of the Beneficial Holder	Number of Common Shares Held Before the Offering	Percentage Owned Before the Offering	Number of Common Shares Being Offered	Shares Held After Assuming All Common Shares Being Registered Are Sold (1)(2)	Percentage Held After Offering Assuming All Common Shares Being Registered Are Sold	Nature Of Relationship Between Shareholder and the Company and Robert Rowe, its Chief Executive Officer, President, Treasurer and Director
Michael Athanas(3)	10,000	<1%	10,000	0	0	Personal Friend

Robert Athanas(3)	10,000	<1%	10,000	0	0	Personal Friend
Vincent Beatty(4)	50,000	<1%	50,000	0	0	Consultant to Company
Louis Bowzeres	20,000	<1%	20,000	0	0	Personal Friend
Cheryl E. Bramos(5)	15,000	<1%	15,000	0	0	Personal Friend
Luke A. Bramos(5)	10,000	<1%	10,000	0	0	Personal Friend
Richy C. Bramos(5)	350,000	5.2%	50,000	300,000	<1%	Personal Friend
Robert A. Bramos(6)	10,000	<1%	10,000	0	0	Personal Friend
Ronny A. Bramos(6)	100,000	1.4%	50,000	50,000	<1%	Personal Friend
Tina M. Bramos(6)	15,000	<1%	15,000	0	0	Personal Friend
Ashley Hall(7)	50,000	<1%	20,000	30,000	0	Personal Friend
Heather Hall(7)	100,000	1.4%	50,000	50,000	<1%	Personal Friend
Madison Hall(7)	50,000	<1%	20,000	30,000	0	Personal Friend
Robert Hall(7)	100,000	1.4%	50,000	50,000	<1%	Personal Friend
Mike Kiernan(8)	100,000	1.4%	50,000	50,000	<1%	Personal Friend
Nancy Kiernan(8)	30,000	<1%	30,000	0	0	Personal Friend
Lisa Rogers	110,000	1.6%	50,000	70,000	<1%	Personal Friend
Santo J. Ruma	10,000	<1%	10,000	0	0	Personal Friend & Attorney for Company
Gertrude Scamadella	20,000	<1%	20,000	0	0	Personal Friend
James C. Stavrojohn	10,000	<1%	10,000	0	0	Personal Friend

Michael Weir	10,000	<1%	10,000	0	0	Personal Friend
Steven Weiss	100,000	1.4%	50,000	50,000	<1%	Personal Friend
Hamilton and Associates Law Group, P.A.(9)	80,000	1.2%	30,000	50,000	<1%	Attorney For Company
Todd Feinstein (9)	20,000	<1%	20,000	0	0	Attorney For Company
Robert Wipperfurth	30,000	<1%	30,000	0	0	Personal Friend
Jason Walker	5,000	<1%	5,000	0	0	Personal Friend
Joseph Chiofalo (10)	5,000	<1%	5,000	0	0	Personal Friend
Louis Chiofalo (10)	20,000	<1%	20,000	0	0	Personal Friend
Total	1,440,000		720,000	730,000

(1)

Based upon 6,740,000 common shares outstanding.

(2)

Assuming that all 1,130,000 common shares being registered are sold.

(3)

Michael Athanas and Robert Athanas are brothers. Both are over the age of twenty one (21) and do not reside in the same household.

(4)

On February 12, 2015 we sold 50,000 common shares to Vincent Beatty at the price of $0.10 per share or an aggregate of

$5,000. On January 12, 2015 we issued 500,000 common shares to Oceanside Equities, Inc. a Florida corporation, controlled by Vincent Beatty for services rendered to us. We valued these shares at $0.10 per share or an aggregate of $50,000.

(5)

Cheryl Bramos is married to Ronny Bramos. Luke Bramos is the adult son of Ronny and Cheryl Bramos who does not reside in the same household as Ronny and Cheryl Bramos.

(6)

Richy Bramos is the brother of Ronny Bramos. Richy Bramos is married to Tina Bramos. Robert Bramos is the adult son of Richy and Tina Bramos who does not reside in the same household as Richy and Tina Bramos. On July 9, 2015, we issued 250,000 common shares to Richy Bramos as consideration for providing us a loan in the amount of $151,700. We valued these shares at $.10 per share or an aggregate of $25,000.

(7)

Robert Hall is married to Heather Hall. Ashley and Madison Hall are the minor daughters of Robert and Heather Hall.

(8)

Mike Kiernan is the adult son of Nancy Kiernan. Mike Kiernan does not reside in the same household as Nancy Kiernan.

(9)

On February 19, 2015 we issued 100,000 shares to Hamilton & Associates Law Group, P.A., a Florida Corporation controlled by Brenda Hamilton for services rendered.  We valued these shares at $0.10 per share or an aggregate of $10,000. Todd Feinstein is of counsel to Hamilton & Associates Law Group, P.A. and received 20,000 of the 100,000 shares issued to Hamilton & Associates Law Group, P.A.

(10)

Joseph Chiofalo and Louis Chiofalo are brothers. Each is over the age of 18. Joseph Chiofalo and Louis Chiofalo do not reside in the same household.

Prospective investors were invited to review at our offices, at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares.

Accordingly, even if we are successful in having the shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one (1). We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain following: (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able  to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals published that many states expressly recognize are Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. Our Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue 90,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of blank check preferred stock. As of the date of this prospectus there are 6,740,000 shares of our common stock issued and outstanding held by thirty two (32) stockholders of record, and no shares of our preferred stock outstanding.

Common Stock

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders. The shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the total voting rights on matters presented to our common stockholders can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the holders entitled to vote on matters submitted to our common stockholders including of our preferred stock described below is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

To date, we have paid no cash dividends on our shares of common stock. Any future payment of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. We have no present plans for future cash or stock dividends. We intend to retain future earnings, if any, to provide funds for operation of our business.

Holders of our common stock have no preemptive rights.

Upon our liquidation or dissolution, the assets legally available for distribution to holders of shares of the common stock, after payment of all of our obligations, are distributable ratably among the holders of the then outstanding common stock.

Convertible Securities & Options To Purchase

On May 11, 2015, we entered into an agreement with Michael Silveri, our Vice-President whereby he agreed to invest up to $250,000 at the per share price of $.167 per share. The agreement allows Mr. Silveri to purchase a total of 1,500,000 of our common shares including 30,000 shares he purchased on October 16, 2014, at the price of $.167 or an aggregate of $250,000 at any time prior to August 1, 2016.  On October 16, 2014, he purchased 30,000  and on July 8, 2015, he purchased 300,000 common at the price of $0.167 per share or an aggregate price of $5,000 and $50,000, respectively. As such, Mr. Silveri may purchase an additional 1,170,000 common shares at the price of $.167 per share at any time prior to August 1, 2016.

We have no other warrants, options or convertible securities outstanding.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock with a par value of $0.0001 per share. Our Board of Directors can designate the rights, terms, designations and preferences without notice to or a vote of our stockholders.

Florida Anti-Takeover Laws

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

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The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

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The interested shareholder has owned at least eighty percent (80%) of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

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The interested shareholder is the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

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The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than ten  percent (10%) of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to twenty percent (20%) or more of the total voting power in an election of directors.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

There is presently no established public trading market for our common stock. We anticipate on applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders

As of the date of this registration statement, we had thirty two (32) holders of our common stock.

Transfer Agent and Registrar

Island Stock Transfer is currently the transfer agent and registrar for our common stock. Island Stock Transfer’s address is 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760. Its phone number is 727-289-0010. Island Stock Transfer’s email is info@islandstocktransfer.com.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock.  Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our shareholders to do so.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

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Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

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Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

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Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

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Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately two (2) to eight (8) weeks for FINRA to issue a trading symbol and allow sales of our common stock under Rule 144.

Sales of Our Common Stock Under Rule 144

We presently have 6,740,000 common shares outstanding. Of these shares 1,630,000 common shares are held by non-affiliates and 4,500,000 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities.

We are registering 1,130,000 shares held by non-affiliates in this offering. We are not registering shares held by affiliates in this offering. The remaining non-affiliate shares as well as all of the affiliates’ shares will be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six (6) months, may not sell more than one percent (1%) of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective before December 31, 2015, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2015, including a Form 10-K for the year ended December 31, 2015, assuming this registration statement is declared effective before that date. At or prior to December 31, 2015, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and ten percent (10%) stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than five hundred (500) shareholders and total assets of more than $10,000,000 on December 31, 2015. If we do not file a registration statement on Form 8-A at or prior to December 31, 2015, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and ten percent (10%) stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity. We will deliver an annual report to our security holders that will include audited financial statements regardless of whether we are obligated to do so.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto.  The registration statement and exhibits and any materials we file with the Commission may be read and copied, at the  SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC- 0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and state the address of that site (http://www.sec.gov).  Our registration  statement and other information we file with the SEC is available at the web site maintained by the SEC at http://www.sec.gov.

OUR BUSINESS

Overview

We are a development-stage company, incorporated in the state of Florida on May 11, 2015, to acquire our wholly owned subsidiary Global Boatworks, LLC, a Florida limited liability company formed on June 16, 2014, to commercialize upscale stationary vessels built on a barge bottom. We own one (1) vessel, the Miss Leah, which we acquired from a related party on September 25, 2014, as a prototype and to operate as a short term rental in Boston Harbor, Massachusetts.

From June 16, 2014 through April 10, 2015, Global Boatworks, LLC received $103,000 from the sale of 1,030,000 shares of its common stock at the price of $0.10 per share. On May 11, 2015, we entered into an agreement with Michael Silveri, our Vice-President whereby he agreed to invest up to $250,000 to purchase steel, materials, and labor for the building of barges for our vessels. In exchange for every $5,000 Mr. Silveri invests, he shall receive 30,000 common shares, which represents a per share price of $.167 per share. The agreement allows Mr. Silveri to purchase a total of 1,500,000 of our common shares including 30,000 shares that Mr. Silveri purchased on October 16, 2014, at the price of $.167 or an aggregate of $250,000 at any time prior to August 1, 2016. To date, Mr. Silveri has invested an aggregate of $55,000 for 330,000 common shares. On October 16, 2014, he purchased 30,000 and on July 8, 2015, he purchased 300,000 common at the price of $0.167 per share for an aggregate price of $5,000 and $50,000, respectively. As such, Mr. Silveri may purchase an additional 1,170,000 common shares at the price of $.167 per share at any time prior to August 1, 2016.

On June 16, 2014, we issued 4,370,000 and 100,000 common shares respectively to Robert Rowe, our Chief Executive Officer, President, Treasurer and Director and his spouse, Leah Rowe, our Secretary, for $0.000055 per share or an aggregate of $244.41 and $5.59 respectively.

On May 11, 2015, we issued an aggregate of 6,740,000 shares of our common stock to the owners of Global Boatworks, LLC for 6,740,000 of its common shares representing one hundred (100%) of its outstanding securities. As a result of our acquisition of Global Boatworks, LLC:

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Global Boatworks, LLC became our wholly owned subsidiary,

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The officers and directors of Global Boatworks, LLC became our officers and directors,

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The shareholders of Global Boatworks, LLC became our shareholders, and

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The operations of Global Boatworks, LLC became our operations.

On July 9, 2015, we entered into a loan agreement in the amount of $151,700 with our shareholder, Richy Bramos. We issued 250,000 common shares to Mr. Bramos as consideration for providing us the loan. We valued these shares at the price of $.10 per share or an aggregate of $25,000. The note bears interest at the rate of 10%. We are obligated to pay the principal and interest due in a balloon payment on July 9, 2016. The loan is secured by the Miss Leah, our company owned vessel.

We intend to use the proceeds of the loan for operating capital.

Our principal executive office is located at 2637 Atlantic Blvd, #134, Pompano Beach, Florida 33062. Our telephone number is 954-934-9400. Our website is www.globalboatworks.global and is not part of this prospectus.

Our auditors have included a “going concern” explanatory paragraph in their audit opinion, meaning that we face uncertainties that our business will not succeed or be viable. Additionally, it is likely that we will need additional capital or additional financing in the future, and if such financing is not available to us on acceptable terms our business may suffer or fail as a result.

Operations

We plan to generate revenues from the sale of our vessels initially in South Florida and rental of a company owned vessel known as the Miss Leah located in Boston Harbor, Massachusetts which we rent on a short term basis. We have not yet generated revenues from the sale of vessels.

For the period from June 16, 2014 (inception) through December 31, 2014 and three (3) months ended March 31, 2015, we have a net loss of $6,870 and $47,898 respectively. For the period from June 16, 2014 (inception) through December 31, 2014, and three (3) months ending March 31, 2105, we had revenues of $4,724 and $0.00 respectively from short term rentals of our vessel in Boston Harbor, Massachusetts.

Our operations to date and those of Global Boatworks, LLC, our wholly owned subsidiary include:

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development of our business plan;

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acquisition of our company owned vessel, the Miss Leah;

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locating designers for our Luxuria models;

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completing the design of our Luxuria models;

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identifying amenities to be offered with the Luxuria models;

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selecting Lauderdale Marine Center as the manufacturer of the Luxuria models;

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developing marketing strategies;

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marketing the short term rental of the Miss Leah on Home Away and Vacation Rentals By Owner (VRBO); and

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renting the Miss Leah on a short term basis as a vacation rental.

As of August 6, 2015, we had cash on hand of $179,115 for our operational needs. Currently, our operating expenses are approximately $7,500 per month. After this registration statement is declared effective, our operating expenses will be approximately $12,500 per month. We are obligated to repay an outstanding loan in one lump payment in the amount of $151,700 on July 9, 2016. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we would have available cash for our operating needs for approximately fourteen (14) months before repayment of the $151,700 due on July 9, 2016.

On September 25, 2014, we purchased the Miss Leah, our company owned vessel from a related party. We use the Miss Leah as a short term rental property to generate revenue and demonstrate the upscale vessels we plan to offer.

Our Company Owned Vessel

The Miss Leah was built in 2004 and fully renovated in 2011. The Miss Leah is a two (2) story vessel which is one thousand five hundred (1,500) square feet under air, two (2) bedrooms, two (2) bathrooms, wood floors throughout, granite countertops, contemporary stainless steel appliances and a fireplace. The Miss Leah is docked at Marina Bay in Boston, Massachusetts. We rent the Miss Leah on a short term basis for between $200 and $400 per night.

Luxuria Model

We plan to sell an upscale floating vessel known as the Luxuria model. We own the design but were assisted in our design of the Luxuria model by Carlos Vilaca & Associates and Senator Group, LLC, who have decades of experience in South Florida design and construction.

Our Luxuria model takes between three (3) and four (4) months to build and is approximately one thousand six hundred and fifty (1,650) square feet under air. The Luxuria model is designed to reflect South Florida’s modern style. Luxuria can be equipped with either single or twin outboard motors and are intended to be docked. The Luxuria model will feature wood floors, marble countertops, modern stainless steel appliances and other upscale amenities.

The Luxuria will cost approximately $450,000 - $500,000 to construct and will retail between $795,000 and $895,000 depending upon the amenities and specifications selected.

Distribution

We plan to distribute the Luxuria vessels through direct company sales to customers, boat dealerships, yacht brokers and real estate brokers.

Manufacturing

We do not have a written agreement with any manufacturer obligating them to manufacture our vessels. We believe there are suitable manufacturers who will be available on commercially reasonable terms once we have sufficient funds to commence manufacturing.

Upon completion of manufacturing, we plan to dock our vessels in Fort Lauderdale, Florida. We believe there are numerous marinas with dockage available on commercially reasonable terms.

Revenues

We will generate revenue from the rental of Miss Leah until it is sold and from the sale of completed Luxuria model vessels. For each $500,000 of capital we receive from the: (i) sale of our securities (ii) sale of the Miss Leah, (iii) sale of a Luxuria model vessel, and/or (iv) rental of the Miss Leah, we plan to construct a Luxuria vessel. Upon completion of the vessel, it will be used as a short term vacation rental until sold. We plan to dock the completed vessels at Bahia Mar Marina in Fort Lauderdale, Florida where the vessel can be viewed and rented at rates of between $500 to $1,000 per night, until sold.

Source of Funds	Approximate Amount	Use of Funds
Sale of Miss Leah(1)	$450,000-$485,000(2)	Construct One Luxuria Model(3)
Sale of Securities	$450,000-$500,000	Construct One Luxuria Model for every $450,000-$500,000 received
Profit after Building Cost of Per Luxuria Model	$450,000-$485,000	Construct One Luxuria Model for every $450,000-$500,000 received from sale

(1)

We estimate the sale price of Miss Leah to be between $450,000 and $485,000. There is no assurance that our estimate of the sale price of the Miss Leah is accurate or that we will successful sell the Miss Leah as intended.

(2)

On July 9, 2015, we entered into a note agreement in the amount of $151,700 with our shareholder Richy Bramos which is secured by the Miss Leah. The note bears interest at the rate of 10%. We are obligated to pay the principal and interest in one balloon payment on July 9, 2016. In the event of a sale of the Miss Leah, we are required to repay all amounts outstanding pursuant to the loan at the time of sale. As such, amounts outstanding pursuant to the loan, would be deducted from the sale proceeds we receive.

(3)

In the event proceeds are not sufficient to construct one Luxuria model, we would attempt to pay any deficiency from our cash on hand or the sale of our common shares.

 Target Customers

Our target customers are owners of marinas and other businesses and individuals seeking unique rental properties for their customers, corporations seeking a unique venue for company events and functions, persons seeking a vacation or second home on the water and individuals seeking to live on a floating vessel with the amenities commonly found in a home.

Marketing

We have not yet implemented a marketing strategy. Primarily, part of our sales and marketing efforts will be to participate in boat shows and sales events at South Florida boating locations, typically held in January and February of each year. These shows and events are normally held at convention centers or marinas, with area boat distributors and dealers renting space and displaying product information for consumers. Boat shows and other offsite promotions will be an important venue for generating sales.

We plan to begin implementing our marketing plan in August of 2015 as follows:

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In August of 2015, we plan to begin creating email materials for our marketing campaign to boat distributors and enthusiasts in the South Florida area.

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In September of 2015, we plan to begin online social media campaigns on Twitter, Facebook, Linkedin and other websites to create interest in our products;

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In October of 2015, we plan to begin advertising our vessels in boat and real estate trade publications and magazines; In November of 2015, we plan to develop incentives for distributors and brokers that sell our vessels;

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From December of 2015, we plan to create marketing materials to distribute at the South Florida boat show, and

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From January through February 2016, we plan to promote our vessels at boating events and promotions including the South Florida, Fort Lauderdale and Miami boat shows.

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We believe that a marketing strategy focused on boat shows and related events, social media, print advertising and internet advertising will provide potential customers with the opportunity to view our information about our vessels, which is an optimal strategy to increase sales.

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We market our rentals through Homeaway and Vacation Rentals By Owner (VRBO).

Property

We occupy dockage space pursuant to an agreement with Flagship Marina Bay, LLC dated April 7, 2015. We pay annual rents of $6,800. The agreement automatically renews on November 15th of each year. We occupy approximately four hundred (400) square feet of office space without charge at the residence of Robert Rowe our Chief Executive Officer, President, Treasurer and Director, and Leah Rowe, our Secretary.

Research and Development

We have not spent any amounts on research and development in the prior two (2) years. All research and development has been completed by Robert Rowe, our Chief Executive Officer, President, Treasurer and Director.

Government Regulation

Our business involves the use, handling, storage, and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials, such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline, and diesel fuels. Accordingly, we are subject to regulation by federal, state, and local authorities establishing requirements for the use, management, handling, and disposal of these materials and health and environmental quality standards, and liability related thereto, and providing penalties for violations of those standards.

We do not believe we have any material environmental liabilities or that compliance with environmental laws, ordinances, and regulations will, individually or in the aggregate, have a material adverse effect on our business, financial condition, or results of operations.

Employees

As of the date of this registration statement, we have the following employees:

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Robert Rowe, our President, Chief Executive Officer, Treasurer and Director who spends approximately forty (40) hours per week on our business,

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Leah Rowe, our Secretary who spends between ten (10) to fifteen (15) hours per week on our business, and

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Michael Silveri, our Vice President and Director who spends approximately two (2) hour per week on our business.

We use the services of independent contractors on an as needed basis.

None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppages. We maintain good relationships with our employees.

Material Consultants

We entered into an agreement dated January 12, 2015 and amended on April 2, 2015, with Oceanside Equities, Inc., a company controlled by our stockholder, Vincent Beatty. This agreement, as amended in July 2015, provides that we will pay Mr. Beatty $20,000 and 500,000 common shares for each year of services. The agreement has a term of two years and requires us to issue 500,000 common shares to Oceanside Equities, Inc. upon execution in January 2015 and 500,000 shares in January 2016. Mr. Beatty is obligated to provide us with up to 120 hours of services each month. His services include consulting for sales, promotion of its products, corporate governance, capital formation and financing options, and launching the Company products in the public marketplace.

Material Agreements

On July 9, 2015, we entered into a loan agreement in the amount of $151,700 with our shareholder Richy Bramos. We issued 250,000 common shares to Mr. Bramos as consideration for providing us the loan. We valued these shares at $.10 per share or an aggregate of $25,000. The note bears interest at the rate of 10%. We are obligated to pay the principal and interest due on July 9, 2016. The loan is secured by the Miss Leah, our company owned vessel.We intend to use the proceeds of the loan for operating capital.

Dependence on a Few Customers

We are not dependent on one (1) or a few customers and we do not expect to be so in the future.

Product Liability

The sale of vessels may expose us to potential liabilities for personal injury or property damage claims. We could be included as a defendant in product liability claims relating to defects in manufacture or design of our vessels. We plan to require manufacturers of our vessels to carry and provide proof of product liability insurance. We also maintain third-party product liability insurance in the amount of $300,000 per occurrence, which may not be sufficient for claims against us. Additionally, we carry $300,000 of coverage, per occurrence, for damage to our company owed vessel. There can be no assurance that we will not experience legal claims in excess of our insurance coverage, or claims that are ultimately not covered by our insurance policy. If significant claims are made against us, our business, financial condition and results of operations may be adversely affected.

Competition

We operate in a highly competitive environment. In addition to facing competition generally from businesses seeking to attract discretionary spending dollars, the recreational boat industry itself is highly fragmented, resulting in intense competition. We complete with single location boat dealers and, to a lesser degree, with national specialty marine stores, catalog retailers, sporting goods stores and mass merchants. Competition is based on the quality of available products, the price and value of the products and attention to customer service. There is significant competition in the markets which we plan to enter.

Our competitors are large national or regional chains that have substantially greater financial, marketing and other resources than us. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressure will not have a material adverse effect on our business, operating results and financial condition.

Seasonality

Our business, as well as the entire recreational boating industry, is highly seasonal. Generally, boat sales increase between January with the onset of the public boat and recreation shows in South Florida, and continue through March.

Our business will be affected by weather patterns which may adversely impact our future operating results. For example, hurricanes in the South Florida area or reduced rainfall levels, as well as excessive rain, may render boating dangerous or inconvenient, thereby curtailing customer demand for our products. In addition, unseasonably cool weather and prolonged winter conditions may lead to a shorter selling season in certain locations. The overall impact on our business from adverse weather conditions in any one (1)  market area will continue to represent potential, material adverse risks to our financial performance.

Intellectual Property

We have no registered or patented intellectual property. Trademarks and trade names distinguish the various companies from each other. If customers are unable to distinguish our products from those of other companies, we could lose sales to our competitors. We do not have any registered trademarks and trade names, so we only have common law rights with respect to infractions or infringements on its products. Many subtleties exist in product descriptions, offering and names that can easily confuse customers. The name of our principal products may be found in numerous variations of the name and descriptions in various media and product labels. This presents a risk of losing potential customers looking for our products and buying someone else’s because they cannot differentiate between them.

Legal Proceedings

We are not a party to any legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

We were founded in June of 2014 to commercialize luxury stationary vessels. We plan to generate revenues from the sale of and rental of the vessels initially in South Florida. Our newly developed Luxuria model features a South Florida modern style, and is approximately one thousand six hundred (1,600) square feet under air. The vessel offers amenities typically found in a luxury home.

Fiscal Years Ended December 31, 2013 and 2014

Our predecessor’s revenues were $36,360 and $38,359 for the year ended December 31, 2013 and period from January 1 through September 24, 2014, respectively. Our revenues were $4,724 for the period from September 24 through December 31, 2014.

Therefore for the full year 2014 revenues of $43,083 were recorded. This represents an increase of approximately eighteen point  four percent (18.4%). This increase was most likely a result of the economy improving, as the predecessor did nothing to expand the exposure of the rental floating vessel.

Cost of revenues decreased for our predecessor from $10,181 to $6,747, for the year ended December 31, 2013 and period from January 1 through September 24, 2014, respectively. Our cost of revenues was $2,008 for the period from September 24 through December 31, 2014. Therefore for the full year 2014 cost of revenues of $8,755 were recorded. This represents a decrease of approximately fourteen point seven percent (14.7%). This decrease was primarily due to a corresponding decrease in marina fees. Our predecessor’s cost of revenues, as a percentage of revenues was approximately twenty eight percent (28%) and seventeen point six percent (17.6%) for the year ended December 31, 2013 and period from January 1 through September 24, 2014, respectively.

Our cost of revenues, as a percentage of revenues was approximately forty two point five percent (42.5%) for the period from September 24 through December 31, 2014. Therefore the cost of revenues, as a percentage of revenues was approximately eighteen percent (18%) for the full year 2014.

Gross margin of our predecessor was $26,179 and $31,612 for the year ended December 31, 2013 and period from January 1 through September 24, 2014, respectively. Our gross margin was $2,716 for the period from September 24 through December 31, 2014. Therefore the gross margin was $34,328 for the full year 2014.

Our predecessor’s general and administrative expenses were $25,751 compared to $26,176 for the year ended December 31, 2013 and period from January 1 through September 24, 2014, respectively. Our general and administrative expenses were $4,528 for the period from September 24 through December 31, 2014. Therefore the general and administrative expenses were $30,704 for the full year 2014, an increase of $5,433 or an increase of seventeen point seven percent (17.7%). General and administrative expenses are principally composed of insurance, office supplies repairs and maintenance, management fees and travel. The primary increases were in management fees, utilities and travel.

Our predecessor’s professional fees were $772 compared to $0 for the year ended December 31, 2013 and period from January 1 through September 24, 2014, respectively. Our professional fees were $4,339 for the period from September 24 through December 31, 2014. Therefore the professional fees were $4,339 for the full year 2014, an increase of $3,567 of four hundred and sixty two percent (462%).This increase is the result of the process of reorganizing and preparing it for a public offering.

Our predecessor’s interest expense was $1,502 compared to $1,169 for the year ended December 31, 2013 and period from January 1 through September 24, 2014, respectively. Our interest expense was $719 for the period from September 24 through December 31, 2014. Therefore interest expense was $1,888 for the full year 2014, an increase of $386 or an increase of twenty five point seven percent (25.7%). This increase is due to the interest expense accrued on the payable to affiliate for the acquisition of the vessel.

Our predecessor recorded a net loss of ($1,846) and net income of $4,267 for the year ended December 31, 2013 and period from January 1 through September 24, 2014, respectively. We recorded a net loss of ($6,870) for the period from September 24 through December 31, 2014. Therefore the net loss was ($2,603) for the full year 2014.

Liquidity and Capital Resources

Cash Flow Activities

Our predecessor’s cash decreased ($44) and increased $3,773 for the year ended December 31, 2013 and period from January 1 through September 24, 2014, respectively. Our cash increased $3,662 for the period from September 24 through December 31, 2014. Therefore the net increase was $7,435 for the full year 2014. This increase is principally the result of cash investments of $250 in the second quarter and $5,000 in the fourth quarter, accrual of $3,888 in net payments due to the predecessor and $5,672 in net advances on a company credit card less a ($2,666) investment in architectural plans.

On September 25, 2014, we purchased our company owned vessel known as, Ms. Leah, from Ronald Rowe, the brother of Robert Rowe, our Chief Executive Officer, President, Treasurer and Director, in exchange for a $100,000 promissory note. Principal and interest are due in one lump payment in June 2022. The note bears interest at the rate of two percent (2%). The obligation will not have an impact on our liquidity until its due date in June of 2022.

On July 9, 2015, we entered into a loan agreement in the amount of $151,700 with our shareholder, Richy Bramos. We issued 250,000 common shares to Mr. Bramos as consideration for providing us the loan. We valued these shares at $.10 per share or an aggregate of $25,000. The note bears interest at the rate of 10%. We are obligated to pay the principal and interest due on July 9, 2016. The loan is secured by the Miss Leah, our company owned vessel. The obligation will not have an impact on our liquidity until its due date in July of 2016.

In May of 2011, we entered into an employment agreements with Robert Rowe, our Chief Executive Officer, President, Treasurer and Director and Leah Rowe, our secretary whereby we are obligated us to pay $1,700 per weekly to Mr. Rowe and $600 per month to Ms. Rowe for a period of three years. We expect to pay the amounts due under these agreements from our cash on hand and revenues.

As of August 6, 2015, we had cash on hand of $179,115 for our operational needs. Currently, our operating expenses are approximately $7,500 per month. After this registration statement is declared effective, our operating expenses will be approximately $12,500 per month. We are obligated to repay an outstanding loan in one lump payment in the amount of $151,700 on July 9, 2016. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we would have available cash for our operating needs for approximately fourteen (14) months before repayment of the $151,700 due on July 9, 2016.

Financing Activities

During 2013 and the period from January 1 through September 24, 2014, the predecessor funded working capital requirements from the cash flow of operations. During the period from September 24 through December 31, 2014, we funded our working capital needs from cash flow from operations, the sale of common stock and net advances on our credit card.

Three (3) Months Ended March 31, 2014 and 2015

Revenues of our predecessor were $11,295 and we had $0 for the three (3) months ended March 31, 2014 and 2015, respectively. This represents a decrease of approximately one hundred percent (100%). We did not generate any revenue in the first quarter 2015, because the very severe winter weather in Boston Massachusetts damaged the marina facilities effectively cutting off both power  and water to the floating vessel until the marina was able to repair their utilities.

Cost of revenues for our predecessor increased from $1,299 to our $1,508, or fifteen percent (15%). This increase was primarily due to an increase in marina fees. Our predecessor’s and our cost of revenues, as a percentage of revenues was approximately eleven point five percent (11.5%) and one hundred (100%) for the three (3) months ended March 31, 2014 and 2015.

Gross margin for our predecessor was $9,996 and ours was ($1,508) for the three (3) months ended March 31, 2014 and 2015, respectively.

General and administrative expenses for our predecessor for the three (3) months ended March 31, 2014 were $4,189 compared to our $23,071 for the three (3) months ended March 31, 2015, an increase of four hundred and fifty percent (450%). General and administrative expenses are principally composed of insurance, maintenance, officer pay and travel. The primary increases were in officer pay.

Our predecessor’s professional fees were $1,400 compared to ours of $22,650 for the three (3) months ended March 31, 2014 and 2015, respectively. This increase is the result of the process of preparing for a public offering and the issuance of 500,000 shares of common stock in exchange for prepaid services valued at $50,000 based on our recent private placement at $0.10 per share of which $12,500 was expensed in 2015.

Our predecessor’s interest expense was $400 compared to $669 for the three (3) months ended March 31, 2014 and 2015, respectively, an increase of $269 or sixty seven point three percent (67.3%). This increase is due to the interest expense accrued on the payable to affiliate for the acquisition of the vessel.

The predecessor recorded net income of $4,007 for the three (3) months ended March 31, 2014 compared to our net loss of ($47,898) for the three (3) months ended March 31, 2015.

Liquidity and Capital Resources Cash Flow Activities

Our predecessor’s cash increased $5,829 for the three months ended March 31, 2014. This increase was a result of the predecessor’s net income of $4,007, prepaid expenses decreasing $1,100 and a $685 net increase in credit card advances.

Our cash increased $32,343 for the three months ended March 31, 2015. This increase was primarily the result of the sale of common stock for $87,000 and our net operating cash flow use of $53,767.

Financing Activities

During the three (3) months ended March 31, 2014 our predecessor funded its working capital requirements principally through operating revenues. During the three (3) months ended March 31, 2015 we funded our working capital requirements principally through the sale of common stock.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, prepaid expenses, payables and accrued expenses. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. We consider the carrying values of our financial instruments in the consolidated financial statements to approximate fair value, due to their short-term nature.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided for using straight-line methods over the estimated useful lives of the respective assets.

Valuation of Long-Lived Assets

We periodically evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset were less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4).

Recent Accounting Pronouncements

(See “Recently Issued Accounting Pronouncements” in Note 2c of Notes to the consolidated Financial Statements.)

Plan of Operations

Historically, we generated revenue from the short-term vacation rental of the Miss Leah, a company owned vessel located in Boston Harbor, Massachusetts. At present, we expect to generate revenue from this vessel as a short-term vacation rental in the future. We listed this vessel for sale in June of 2015.

As of August 6, 2015, we had cash on hand of $179,115 for our operational needs. Currently, our operating expenses are approximately $7,500 per month. After this registration statement is declared effective, our operating expenses will be approximately $12,500 per month. We are obligated to repay an outstanding loan in one lump payment in the amount of $151,700 on July 9, 2016. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we would have available cash for our operating needs for approximately fourteen (14) months before repayment of the $151,700 due on July 9, 2016.

We plan to focus our future efforts on commercializing luxury stationary vessels designed in a South Florida modern style. We completed the design of the Luxuria model in the first quarter of 2015. Luxuria will be approximately one thousand six hundred (1,600) square feet, with two (2) bedrooms and bathrooms, and sleeps up to six (6) people.

We plan to use the Luxuria as a short-term vacation rental property in South Florida and for outright sale. We believe that using the Luxuria as a short-term vacation rental in South Florida could provide a year round source of cash flow.

While rental of the Miss Leah presently and Luxuria in the future, are expected to provide a relatively steady revenue stream to us, the construction and sale of custom designed and built luxury floating vessels are expected to generate significantly greater revenues and potential profits.

We located Lauderdale Marine Center to construct the Luxuria models at the price of approximately $450,000 per vessel.

We anticipate that each vessel will cost approximately $450,000 to construct. Construction will take between three (3) to four (4) months, per vessel. We will require additional funds to develop and carry out our future plans including construction of our first vessel which has not yet commenced. We plan to begin marketing each vessel when manufacturing commences.

Our cash balance at March 31, 2015 was approximately $36,000, which is approximately three (3) months of net cash outflow. We raised an additional $16,000 in April 2015, which is expected to be expended on the costs of filing this Form S-1 that we have not yet paid.

We have an accumulated deficit of approximately $6,870 from inception to December 31, 2014 and $54,768 from inception to March 31, 2015. A significant portion of this accumulated deficit, $12,500, is the result of a non-cash expense which resulted from the amortization of our issuance of common stock in exchange for prepaid services. In addition, approximately $24,000 of cash expense is directly attributable to the filing of this Form S-1.

Our independent registered public accountant has included a going concern explanatory paragraph in their audit opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve (12) months.

Our company owned vessel, the Miss Leah, is listed for sale at the price of $489,000. If sold, the proceeds will provide sufficient capital to construct one Luxuria model. The retail price of the Luxuria is between $850,000 and $950,000. The subsequent sale of the Luxuria vessel would provide sufficient capital to construct two more Luxuria models. The sale of two (2) additional Luxuria models would provide sufficient net cash to construct four (4) Luxuria models.

Our future plans are contingent upon the receipt of capital from either: (i) the receipt of at least $500,000 from the sale of our securities or (ii) the sale of our company owned vessel.

Until such time as the Miss Leah is sold, we will continue to rent the vessel on a short term basis. We plan to market the Luxuria models to yacht brokers, real estate brokers and boat dealerships.

Should we receive funding of $500,000 from the sale of our securities and we plan to construct a second Luxuria model vessel.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our shareholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name Robert Rowe	Age 67	Position Chief Executive Officer, President, Treasurer Acting Chief Financial
		Officer and Principal Accounting Officer and Director
Leah Rowe	57	Secretary
Michael Silveri	59	Vice President and Director

Robert Rowe, Chief Executive Officer, President, Treasurer, Acting Chief Financial Officer and Principal Accounting Officer and Director

Since our inception on June 16, 2014 to present, Robert Rowe has been our Chief Executive Officer, President, Treasurer and Director. From June 2014 to present Mr. Rowe was the Manager of Global Boatworks, LLC. From January 2005 to present Mr. Rowe was an independent contractor and consultant for Rowe Construction in Pompano Beach, Florida. From January 1999 to January 2005 Mr. Rowe was an independent contractor and consultant for the Miles Group in Lynn, Massachusetts.

Mr. Rowe obtained a Bachelor of Science degree in Business Education from Salem State University in June of 1972.

Mr. Rowe spends approximately forty (40) hours each week on our business. As our Chief Executive Officer, President, Treasurer and Director, Mr. Rowe provides his experience in the boat manufacturing and sales.

Leah Rowe, Secretary

Since our inception on June 16, 2014 to present, Leah Rowe has been our Secretary. Ms. Rowe has no prior related work experience.

Mrs. Rowe obtained an Associates degree in Business Management from North Shore Community College in June of 1991.

Leah Rowe spends approximately fifteen (15)  hours per week on our business. As our secretary, Ms Rowe provides her experience in business management.

Michael Silveri, Vice President and Director

Since our inception on June 16, 2014 to present, Michael Silveri has been our Vice President and Director. From August of 1986 to present he has been the Chief Executive Officer at Silveri Leasing, Inc., a Florida company that provides real estate development in South Florida.

In 1974 Mr. Silveri graduated from Clark High School located in New York.

As our Vice President and Director, Mr. Silveri provides his experience in the South Florida real estate market.

Mr. Silveri spends approximately eight (8) hours per month on our business.

Family Relationships

Robert Rowe our Chief Executive Officer, President, Treasurer and Director is the husband of Leah Rowe, our Secretary. Other than the foregoing, there are no family relationships among our directors and executive officers and shareholders.

Legal Proceedings

On February 21, 1997, Robert Rowe our Chief Executive Officer, President, Treasurer and Director was found guilty of bankruptcy fraud in violation of 18 US Code § 152. There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten (10) years.

Other than as set forth above, no officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time,

•

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•

Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•

Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Code of Business Conduct and Ethics

We do not have any standing audit, nominating, and compensation committees of the Board of Directors, or committees performing similar functions. We do not currently have a Code of Ethics applicable to our principal executive, financial, or accounting officer. All Board actions have been taken by Written Action rather than formal meetings.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities for the years ending December 31, 2013 and 2014.

Name and Principal Position	Year Ended Dec31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert Rowe, Chief Executive Officer, President, Treasurer, Acting Chief Financial Officer and Principal Accounting Officer , Director (1)	2014	0	0	0	0	0	0	0	0

	2013	0	0	0	0	0	0	0	0

Michael Silveri, Vice President & Director	2014	0	0	0	0	0	0	0	0
	2013	0	0	0	0	0	0	0	0

Leah Rowe, Secretary	2014	0	0	0	0	0	0	0	0
	2013	0	0	0	0	0	0	0	0

(1)

On June 16, 2014, Global Boatworks, LLC sold 4,370,000 common shares to Robert Rowe, our Chief Executive Officer, President, Treasurer and Director for $0.000055 per share or an aggregate of $244.41.

(2)

On June 16, 2014, Global Boatworks, LLC sold 100,000 common shares to Leah Rowe, our Secretary for $0.000055 per share or an aggregate of $5.59.

(3)

On May 11, 2015, we entered into an agreement with Michael Silveri, our Vice-President whereby he agreed to invest up to $250,000 at the per share price of $.167 per share. The agreement allows Mr. Silveri to purchase a total of 1,500,000 of our common shares including the 30,000 he purchased on October 16, 2014, at the price of $.167 or an aggregate of $250,000 at any time prior to August 1, 2016.  On October 16, 2014, he purchased 30,000  and on July 8, 2015, he purchased 300,000 common at the price of $0.167 per share or an aggregate price of $5,000 and $50,000, respectively. As such, Mr. Silveri may purchase an additional 1,170,000 common shares at the price of $.167 per share at any time prior to August 1, 2016.

Employment Agreements with Management

On May 11, 2015, we entered into an agreement with Robert Rowe, our Chief Executive Officer, President, Treasurer and Director, to provide services to us. The agreement has a term of three (3) years and requires us to pay $1,700 per week to Mr. Rowe for his services as our Chief Executive Officer, President, Treasurer and Director.

On May 11, 2015, we entered into an agreement with Leah Rowe, our Secretary, to provide services to us. The agreement has a term of three (3) years and requires us to pay $600 per month to Ms. Rowe for her services as our Secretary.

Our Board of Directors determines the compensation paid to our executive officers, based upon the years of service to us, whether services are provided on a full time basis and the experience and level of skill required.

We may award our officers and directors shares of common stock as non-cash compensation as determined by the Board of Directors from time to time. The Board of Directors will base its decision to grant common stock as compensation on the level of skill required to perform the services rendered and time committed to providing services to us.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have and have never had any equity compensation plans and therefore no equity awards are outstanding as of the date of this registration statement.

Director Compensation

Our directors do not receive any other compensation for serving on the Board of Directors.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Involvement in Certain Legal Proceedings

On February 21, 1997, Robert Rowe our Chief Executive Officer, President, Treasurer and Director was found guilty of bankruptcy fraud in violation of 18 US Code § 152. There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten (10) years.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 16, 2014, our subsidiary, Global Boatworks, LLC issued 4,370,000 common shares to our Chief Executive Officer, President, Treasurer and Director, Robert Rowe, for the price of $0.000055 per share or an aggregate of $244.41.

On June 16, 2014, we issued 100,000 common shares to Leah Rowe our Secretary and Robert Rowe’s spouse, for the per share price of $0.000055 or an aggregate of $5.59.

On May 11, 2015, we entered into an agreement with Michael Silveri, our Vice-President whereby he agreed to invest up to $250,000 to purchase steel, materials, and labor for the building of barges for our vessels. In exchange for every $5,000 Mr. Silveri invests, he shall receive 30,000 common shares, which represents a per share price of $.167 per share. The agreement allows Mr. Silveri to purchase a total of 1,500,000 of our common shares including the 30,000 he purchased on October 16, 2014,  at the price of $.167 or an aggregate of $250,000 at any time prior to August 1, 2016.  To date, Mr. Silveri has invested an aggregate of $55,000 for 330,000 common shares. On October 16, 2014, Mr. Silveri purchased 30,000  and on July 8, 2015, he purchased 300,000 common at the price of $0.167 per share for an aggregate price of $5,000 and $50,000, respectively. As such, Mr. Silveri may purchase an additional 1,170,000 common shares at the price of $.167 per share at any time prior to August 1, 2016.

On May 11, 2015, we issued an aggregate of 6,740,000 common shares to one hundred percent (100%) of the owners of Global Boatworks, LLC for 100% of its securities and Global Boatworks, LLC became our wholly-owned subsidiary.

Of the shares issued in connection with the acquisition of Global Boatworks, LLC:

•

4,370,000 were issued to our Chief Executive Officer, President, Treasurer and Director, Robert Rowe;

•

100,000 were issued to our Secretary, Leah Rowe; and

•

30,000 were issued to our Vice President and Director, Michael Silveri.

On September 25, 2014, we purchased our company owned vessel known as, Ms. Leah, from Ronald Rowe, the brother of Robert Rowe, our Chief Executive Officer, President, Treasurer and Director, in exchange for a $100,000 promissory note . Principal and interest are due in one lump payment in June 2022. The note bears interest at the rate of two percent (2%).

In the last quarter of 2014, Financial Innovators Corp, a Florida corporation and a related party, controlled by Ronald Rowe, the brother of Robert Rowe, our Chief Executive Officer, President, Treasurer and Director collected revenues of $3,125 and paid expenses of $7,013 on behalf of Global Boatworks, LLC. These expenses related to the rental of the Miss Leah and the company has established the net difference as a payable on Global Boatworks, LLC’s books to Financial Innovators for the net difference of

$3,888.

On July 9, 2015, we entered into a loan agreement in the amount of $151,700 with our shareholder, Richy Bramos. We issued 250,000 common shares to Mr. Bramos as consideration for providing us the loan. We valued these shares at the price of $.10 per share or an aggregate of $25,000. The note bears interest at the rate of 10%. We are obligated to pay the principal and interest due on July 9, 2016.

Other than stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

•

Any of our directors or officers;

•

Any proposed nominee for election as our director;

•

Any person who beneficially owns, directly or indirectly, shares carrying more than ten percent (10%) of the voting rights attached to our shares; or

•

Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of the date of this registration statement, for (i) each stockholder known to be the beneficial owner of five percent (5%) or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within sixty (60) days through an exercise of stock options or warrants or otherwise.  Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the Closing Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company at 2637 Atlantic Blvd., #134, Pompano Beach, Florida 33062.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Common Stock	Direct	Indirect	Total	Percentage of Class (1)
Name and Address of Beneficial Owner
Executive Officers and Directors
Robert Rowe(2)	4,370,000	100,000(2)	4,470,000(2)	67.00%
Leah Rowe(2)	100,000	4,370,000(2)	4,470,000(2)	67.00%
Michael Silveri (3)	1,500,000 (3)	0	1,500,000 (3)	22.50%
Directors and executive officers as a group (3 persons)
TOTAL
	5,970,000	4,470,000	8,940,000
Other 5.59% Holders:
Richy Bramos
	350,000	0	350,000	5.20%
TOTAL	6,320,000	0	10,790,000

(1)

Based on 6,740,000  shares of common stock issued and outstanding as of the date of this registration statement. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)

Robert Rowe, our Chief Executive Officer, President, Treasurer and Director holds 4,370,000 shares directly and 100,000 shares indirectly which are held by his spouse, Leah Rowe, our Secretary. Leah Rowe, our Secretary holds 100,000 directly and 4,370,000 shares indirectly which are held by her spouse, Robert Rowe, our Chief Executive Officer, President, Treasurer and Director.

(3)

Amount reflected represents 330,000  common purchased Michael Silveri presently holds and 1,170,000 commons shares that Michael Silveri may purchase at any time prior to August 1, 2016.  On May 11, 2015, we entered into an agreement with Michael Silveri, our Vice-President whereby he agreed to invest up to 1,500,000 common shares for $250,000 representing a per share price of $.167. To date, Mr. Silveri has invested an aggregate of $55,000 for 330,000 common shares. As such, he may purchase an additional 1,170,000 common shares at any time before August 1, 2016.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 1,130,000 shares of common stock. The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus.  The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities     by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two (2) years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin Board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed.

Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker. Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are  involved.

INTEREST OF NAMED EXPERTS

The financial statements from June 16, 2014 (inception) through December 31, 2014, included in this prospectus have been audited by Salberg & Company P.A., independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Hamilton & Associates Law Group, P.A., a Florida professional association controlled by Brenda Hamilton.  Brenda Hamilton, principal of Hamilton & Associates Law Group, P.A., owns 80,000 shares of our common stock, of which 50,000 shares are being registered in this offering. Todd Feinstein is of counsel to Hamilton & Associates Law Group, P.A. and holds 20,000 shares of our common stock, of which 20,000 shares are being registered in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the securities in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement.  For further information with respect to us and our securities, we refer you to the        registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of: Global Boatworks Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Global Boatworks Holdings, Inc. and Subsidiary, (“the Company”) at December 31, 2014 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the period from June 16, 2014 (inception) to December 31, 2014 and the accompanying balance sheet of Financial Innovators Corp., (“Predecessor”) at December 31, 2013, and the related statements of operations, and cash flows for the period from January 1, 2014 through September 24, 2014 and for the year ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Boatworks Holdings, Inc. and Subsidiary, at December 31, 2014, and the consolidated results of its operations and its cash flows for the period from June 16, 2014 (inception) to December 31, 2014, and the financial position of Financial Innovators Corp., at December 31, 2013, and the results of its operations and its cash flows for the period from January 1, 2014 through  September 24, 2014 and for the year ended December 31, 2013 in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company and Predecessor have cumulative net losses and the Company is expected to have increased future expenses without immediate increases in revenues as they attempt to implement their business plan. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

Salberg & Company, P.A. Boca Raton, FL

July 10, 2015

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328  Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

Global Boatworks Holdings, Inc.

Balance Sheets

	Successor Consolidated March 31, 2015	Successor Consolidated December 31, 2014	Predecessor December 31, 2013
ASSETS	(Unaudited)

CURRENT ASSETS
Cash	$36,005	$3,662	$380
Prepaid expenses	68,511	2,149	2,085
Total current assets	104,516	5,811	2,465

PROPERTY AND EQUIPMENT
Architectural plans, in progress	4,266	2,666	-

Net property and equipment	4,266	2,666	-
Total Assets	$108,782	$8,477	$2,465

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,382	$5,672	$15,789
Due to related party predecessor	3,888	3,888	-

Total current liabilities	10,270	9,560	15,789

LONG TERM LIABILITIES

Payable for the houseboat and accrued interest	101,030	100,537	-
Total long term liabilities	101,030	100,537	-

Total Liabilities	111,300	110,097	15,789

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, par $0.0001, 10,000,000 authorized, 0 issued and outstanding	-	-	n/a
Common stock, par $0.0001, 90,000,000 authorized, 5,970,000 and 4,500,000 issued and outstanding at March 31, 2015 and December 31, 2014, respectively for Successor and par $1.00, 1,000 authorized, 150 issued and outstanding for Predecessor	597	450	150
Additional paid-in capital	51,653	(95,200)	-
Accumulated deficit	(54,768)	(6,870)	(13,474)

Total stockholders’ equity (deficit)	(2,518)	(101,620)	(13,324)

Total Liabilities and Stockholders’ Equity (Deficit)	$108,782	$8,477	$2,465

The accompanying notes are an integral part of the financial statements

Global Boatworks Holdings, Inc.

Statements of Operations

	Successor Consolidated Three Months ended March 31, 2015	Predecessor Three Months ended March 31, 2014	Successor Consolidated From June 16, 2014 (Inception) Through December 31, 2014	Predecessor From January 1, 2014 Through September 24, 2014	Predecessor Year ended December 31, 2013
	(Unaudited)	(Unaudited)

REVENUES	$0	$11,295	$4,724	$38,359	$36,360

COST OF REVENUES	1,508	1,299	2,008	6,747	10,181

GROSS MARGIN	(1,508)	9,996	2,716	31,612	26,179

OPERATING EXPENSES:
General and administrative expenses	23,071	4,189	4,528	26,176	25,751
Professional fees	22,650	1,400	4,339	0	772

Total expenses	45,721	5,589	8,867	26,176	26,523

Income (loss) from operations	(47,229)	4,407	(6,151)	5,436	(344)

Other income (expense)
Interest expense	(669)	(400)	(719)	(1,169)	(1,502)

Net income (loss)	$(47,898)	$4,007	$(6,870)	$4,267	$(1,846)

Income (loss) per weighted average common share	$ (0.01)	$ 26.71	$ (0.002)	$ 28.45	$(12.30)

Number of weighted average common shares outstanding - Basic and Diluted	5,367,000	150	4,481,287	150	150

The accompanying notes are an integral part of the financial statements

Global Boatworks Holdings, Inc.

Consolidated Statement of Changes in Stockholder’s Equity (Deficit)

	Preferred Stock Number of Shares	Preferred Stock Par Value	Common Stock Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

BEGINNING BALANCE, June 16, 2014 (Inception)	-	$-	-	$-	$-	$-	$-

Shares issued to founders	-	-	4,470,000	447	(197)	-	250
Acquisition of asset	-	-	-	-	(100,000)	-	(100,000)
Shares issued for cash	-	-	30,000	3	4,997	-	5,000
Net loss, inception to December 31, 2014	-	-	-	-	-	(6,870)	(6,870)

BALANCE, December 31, 2014	-	-	4,500,000	450	(95,200)	(6,870)	(101,620)

Shares issued for prepaid legal fees	-	-	100,000	10	9,990	-	10,000
Shares issued for prepaid services	-	-	500,000	50	49,950	-	50,000
Shares issued for cash	-	-	870,000	87	86,913	-	87,000
Net loss, 3 months ended March 31, 2015	-	-	-	-	-	(47,898)	(47,898)

BALANCE, March 31, 2015 (Unaudited)	-	-	$5,970,000	$597	$51,653	$(54,768)	$(2,518)

The accompanying notes are an integral part of the financial statements

Global Boatworks Holdings, Inc.

Statements of Cash Flows

	Successor Consolidated Three Months ended March 31, 2015	Predecessor Three Months ended March 31, 2014	Successor Consolidated From June 16, 2014 (Inception) Through December 31, 2014	Predecessor From January 1, 2014 Through September 24, 2014	Predecessor Year ended December 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)	(Unaudited)
Net income (loss)	$(47,898)	$4,007	$(6,870)	$4,267	$(1,846)
Adjustments to reconcile net income (loss) to net cash provided or (used) by operating activities:
Amortization of common stock issued for prepaid services	12,500	-	-	-	-
Changes in operating assets and liabilities
(Increase) decrease in prepaid expenses	(18,862)	1,137	(2,149)	(1,201)	-
Increase (decrease) in accounts payable and accrued liabilities	-	-	-	1,590	-
Increase in accrued interest expense	493	-	537	-	-
Net cash provided (used) by operating activities	(53,767)	5,144	(8,482)	4,656	(1,846)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,600)	-	(2,666)	-	-
Net cash used by investing activities	(1,600)	-	(2,666)	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	87,000	-	5,250	-	-
Proceeds from third party loan	710	685	5,672	-	1,802
Payments on third party loans	-	-	-	(883)	-
Due to related party predecessor	-	-	3,888	-	-

Net cash provided (used) by financing activities	87,710	685	14,810	(883)	1,802

Net increase (decrease) in cash	32,343	5,829	3,662	3,773	(44)

CASH, beginning of period	3,662	380	-	380	424

CASH, end of period	$36,005	$6,209	$3,662	$4,153	$380

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid in cash	$176	$400	$182	$1,169	$1,502

Non-Cash Investing and Financing Activities:
Issuance of note payable for purchase of Miss Leah	$0	$0	$100,000	$0	$0
Common stock issued for prepaid legal fees	$10,000	$0	$0	$0	$0
Common stock issued for prepaid services	$50,000	$0	$0	$0	$0

The accompanying notes are an integral part of the financial statements

Global Boatworks Holdings, Inc.

Notes to Consolidated Financial Statements

(Information as to the three months ended March 31, 2015 is unaudited)

(1)

NATURE OF OPERATIONS

Global Boatworks Holdings, Inc., (“the Company,” “Successor” or “Global”), was formed on May 11, 2015, under the laws of the State of Florida to reorganize Global Boatworks, LLC. At formation the Company acquired 100% of the membership interests of Global Boatworks, LLC, (“LLC”) which was formed on June 16, 2014, under the laws of the State of Florida. The Company’s business activities to date have primarily consisted of the formation of a business plan for building luxury floating vessels on a barge bottom. On September 25, 2014, effective the close of business September 24, 2014, the Company acquired a luxury floating vessel from Financial Innovators Corp., (“Predecessor” or “Financial Innovators”), and operates it as a rental property, based in Boston harbor.

The accompanying consolidated financial statements include the activities of Global Boatworks Holdings, Inc, its wholly owned subsidiary, Global Boatworks, LLC, and the related party predecessor corporation, Financial Innovators Corp.

(2)

BASIS OF PRESENTATION, USE OF ESTIMATES AND GOING CONCERN

a)

Basis of Presentation and Principles of Consolidation

The comparative figures shown throughout these consolidated financial statements are the historical results of Global Boatworks Holdings, Inc. inclusive of its wholly owned subsidiary Global Boatworks, LLC and its predecessor related party corporation. The Company has retroactively restated amounts within certain components of Shareholders' Equity (Deficit) on the accompanying financial statements and footnotes as at December 31, 2014 and March 31, 2015 to account for the acquisition and reorganization of Global Boatworks, LLC. All intercompany balances and transactions have been eliminated.

The accompanying unaudited consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States of America ("U.S.") as promulgated by the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") and with the rules and regulations of the U.S Securities and Exchange Commission ("SEC") for interim financial information. The unaudited consolidated financial statements reflect all normal recurring adjustments, which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods shown. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal  year or for any future period. The information included in the March 31, 2015 unaudited consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis and Results of Operations contained elsewhere in this report and the audited consolidated financial statements and accompanying notes included herewith.

b)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates in the accompanying consolidated financial statements involved the depreciable life of the luxury floating vessel and the valuation of common stock issued as compensation.

Global Boatworks Holdings, Inc.

Notes to Consolidated Financial Statements

(Information as to the three months ended March 31, 2015 is unaudited)

c)

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s financial position and operating results raise substantial doubt about the Company’s ability to continue as a going concern, as reflected by the accumulated net losses of $6,870 through December 31, 2014 and $54,768 (unaudited) through March 31, 2015. $12,500 of this accumulated deficit is the result of amortization of prepaid services created by issuing common shares for said services. The Company is expected to have increasing expenses as a result of becoming a publicly held company without immediate increases in revenues as they attempt to implement their plan of operations. The ability of the Company to continue as a going concern is dependent upon commencing operations, developing sales and obtaining additional capital and financing. The Company is seeking to raise sufficient equity capital to enable it to build the first two new style luxury floating vessels. It is also considering ways to monetize the value embedded in the luxury floating vessels it currently owns, either through a sale or a loan collaterized by this asset. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The Company is currently seeking additional capital to allow it to begin its planned operations.

(3)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)

Cash and cash equivalents

The Company considers all highly liquid securities with original maturities of three months or less when acquired, to be cash equivalents. We had no financial instruments that qualified as cash equivalents at December 31, 2014 or March 31, 2015 - (unaudited).

b)

Financial instruments and Fair Value Measurements

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

ASC 825 also requires disclosures of the fair value of financial instruments. The carrying value of the Company’s current financial instruments, which include cash and cash equivalents, accounts payable and accrued liabilities approximates their fair values because of the short-term maturities of these instruments.

FASB ASC 820 “Fair Value Measurement” clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. It also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Global Boatworks Holdings, Inc.

Notes to Consolidated Financial Statements

(Information as to the three months ended March 31, 2015 is unaudited)

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

c) Property and equipment

All property and equipment are recorded at cost and depreciated over their estimated useful lives, using the straight-line method. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations. Architectural plans will be depreciated once completed and placed in service. Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

d)Impairment of long-lived assets

A long-lived asset is tested for impairment whenever events or changes in circumstances indicate that its carrying value amount may not be recoverable. An impairment loss is recognized when the carrying amount of the asset exceeds the sum of the undiscounted cash flows resulting from its use and eventual disposition. The impairment loss is measured as the amount by which the carrying amount of the long-lived assets exceeds its fair value.

e) Revenue recognition

Revenue is recognized when earned, generally when the rental customer takes temporary possession of the floating vessel for their contracted stay. Cost of Revenue includes the marina dockage fees.

f)

Stock compensation for services rendered

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the shorter of period the employee or director is required to perform the services in exchange for the award or the vesting period. The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC 505-50, for share-based payments to non-employees, compensation expense is determined at the “measurement date.” The expense is recognized over the service period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Global Boatworks Holdings, Inc.

Notes to Consolidated Financial Statements

(Information as to the three months ended March 31, 2015 is unaudited)

g)

Net income (loss) per share

Basic loss per share excludes dilution and is computed by dividing the loss attributable to stockholders by the weighted-average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the Company.  Diluted loss per share  is computed by dividing the loss available to stockholders by the weighted average number of shares outstanding for the period and dilutive potential shares outstanding unless consideration of such dilutive potential shares would result in anti-dilution. There were no common stock equivalents for the period ended December 31, 2014 or March 31, 2015 - (unaudited). The shares to be issued under the stock subscription receivable (see Note 4) are considered anti-dilutive.

h)

Income Taxes

The LLC and the predecessor company, (Financial Innovators), are pass through entities for income tax purposes, therefore they have no need to account for income tax issues. As a result of the reorganization the Company became a taxable entity on May 11, 2015.

The Company follows the provisions of ASC 740-10, Accounting for Uncertain Income Tax Positions. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

As of December 31, 2014 tax years 2014 remains open for IRS audit. The Company has received no notice of audit or any notifications from the IRS for any of the open tax years.

i)

Recent accounting pronouncements

The Company has considered recent accounting pronouncements during the preparation of these financial statements and does not expect any recent accounting pronouncements to have a material effect on its financial statements.

Global Boatworks Holdings, Inc.

Notes to Consolidated Financial Statements

(Information as to the three months ended March 31, 2015 is unaudited)

(4)

STOCKHOLDERS’ EQUITY (DEFICIT)

At December 31, 2014 and March 31, 2015, the Company has 90,000,000 shares of par value $0.0001 common stock authorized and 4,500,000 and 5,970,000 - (unaudited) issued and outstanding. At December 31, 2014 and March 31, 2015, respectively, the Company has 10,000,000 shares of par value $0.0001 preferred stock and zero issued and outstanding.

At December 31, 2013, the Predecessor has 1,000 shares of par value $1.00 common stock authorized and 150 issued and outstanding.

At inception the Company issued 4,470,000 shares to the founders for $250.

In the last quarter 2014, the Company received a stock subscription agreement from an officer of the Company for 1,500,000 shares of common stock in exchange for $250,000 in cash or cash equivalents, or $0.167 per share. To date this officer has contributed

$5,000 and received 30,000 shares.

In the first quarter of 2015 the Company issued 100,000 shares of the Company’s common stock in payment of $10,000, (or $0.10 per share based on the recent private placement) of prepaid legal fees, due when the Company files a Form S-1 with the U.S. Securities and Exchange Commission.

Under a consulting contract dated January 2015 as amended April 2, 2015 the Company issued 500,000 shares of the Company’s common stock in exchange for prepaid services, valued at $50,000, or $0.10 per share based on the recent private placement, to be amortized at the rate of $4,167 per month. This consulting contract also calls for the issuance of an additional 500,000 shares in January 2016 in exchange for a second year of such prepaid services.

In the first quarter of 2015 the Company received $87,000 in cash in exchange for 870,000 shares of the Company’s common stock or $0.10 per share.

(5)

RENTAL PROPERTY AND RELATED PAYABLE

On September 25, 2014, the Company acquired the Miss Leah, a two story luxury floating vessel in the Cape Cod architectural style built on a barge platform. The Miss Leah is based at a marina in Boston harbor. It is rented out primarily through a third party rental management company on a short term vacation type basis. The Company’s Statement of Operations reflects this rental activity since the Company acquired the luxury floating vessel on September 25, 2014 and the first 3 months of 2015 - (unaudited). The Predecessor reflects this rental activity for all periods presented. The Miss Leah was built in 2004 by the founder of the Company and subsequently sold in 2006 to his brother who established the Predecessor’s rental business.

The terms of this acquisition are for a payable to the related party Predecessor in the amount of $100,000, carrying interest at 2%  per annum from the effective date of the transfer date of September 25, 2014 with a maturity date of June 20, 2022, which was memorialized in the form of a promissory note in June 2015, effective September 25, 2014. Due to the related party relationship between the Company and the Predecessor the luxury floating vessel was recorded on the Company’s books at its original cost basis of $0 based on its fully depreciated value at the transfer date. Accordingly the Company charged additional paid-in capital as a distribution for $100,000.

Global Boatworks Holdings, Inc.

Notes to Consolidated Financial Statements

(Information as to the three months ended March 31, 2015 is unaudited)

(6)

RELATED PARTIES

a)

Rental property

On September 25, 2014, the Company acquired the Miss Leah, a luxury floating vessel built on a barge platform from the Predecessor which is owned by the founders brother. As part of this acquisition transaction the Company issued a promissory note  in June 2015 to the Predecessor in the amount of $100,000, carrying an interest rate of 2% effective September 25, 2014, with a maturity date of June 20, 2022. (See Note 5) The Company recorded the payable in September 2014 which was formalized with this promissory note in June 2015.

b)

Related party payable

In the last quarter 2014, the Predecessor continued to receive some of the revenue from and to pay some of the expenses related to the rental of the Miss Leah. The Company has established a payable to the Predecessor for the net differential of $3,888 and recorded the related revenue and expenses in the Company’s records.

c)

Common stock subscription receivable

In the last quarter 2014, as memorialized in May 2015, the Company received a stock subscription agreement from an officer of the Company for 1,500,000 shares of common stock in exchange for $250,000 in cash or cash equivalents, or $0.167 per share. To March 31, 2015, this officer has contributed $5,000 and received 30,000 shares. (See Note 8)

d)

Payments to related parties during each period of operations presented:

	Successor Consolidated Three Months ended March 31, 2015	Predecessor Three Months ended March 31, 2014	Successor Consolidated From June 16, 2014 (Inception) Through December 31, 2014	Predecessor From January 1, 2014 Through September 24, 2014	Predecessor Year ended December 31, 2013
	(Unaudited)	(Unaudited)
Commissions - daughter of founder	$ 0	$ 1,400	$ 300	$ 3,400	$ 2,000
Management fees - brother of owner	$ 0	$ 0	$ 0	$ 3,550	$ 0
Repairs & Maintenance - brother of owner	$ 0	$ 0	$ 0	$ 500	$ 1,000

(7)

CONCENTRATIONS OF RISK

The Company has only one revenue producing asset at this time, and that asset is located in Boston Harbor. The rental season at this location is generally from March through October. The Company primarily utilizes one booking agent to schedule bookings from customers and collect the revenues. If required the Company believes it could obtain bookings through an alternative provider.

Global Boatworks Holdings, Inc.

Notes to Consolidated Financial Statements

(Information as to the three months ended March 31, 2015 is unaudited)

(8)

SUBSEQUENT EVENTS

During April 2015, the Company received $16,000 in cash in exchange for 160,000 shares of the Company’s common stock or $0.10 per share.

In July 2015 the Company received $50,000 in cash toward the existing October 2014 $250,000 subscription agreement in exchange for 300,000 shares of common stock.

On July 9, 2015, we entered into a loan agreement in the amount of $151,700 with a shareholder. We issued 250,000 common shares to them as consideration for providing us the loan. The note bears interest at the rate of 10%. We are obligated to pay the principal and interest due on July 9, 2016. The loan is secured by the Miss Leah, our company owned vessel.

1,130,000 Shares of Common Stock

GLOBAL BOATWORKS HOLDINGS, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.  THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus _______, 2015

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. OTHER EXPENSES AND ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses  incurred or expected to be incurred by us in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent offering expenses that we previously paid. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

SEC Registration Fee

$        29.10*

Accounting fees and expenses

$ 36,500.00*

Legal fees and expense

$ 30,000.00*

Edgar Fees

$   1,500.00*

Miscellaneous

$   3,500.00

Total

$ 71,529.10

All amounts are estimates other than the Commission’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

Our Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the Board of Directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by the our Board of Directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

The two years prior to this Offering, we offered and sold securities below. None of the issuances involved underwriters, underwriting discounts or commissions. We relied upon Sections 4(2) of the Securities Act, and Rule 506 of the Securities Act of 1933, as amended for the offer and sale of the securities. We believed these exemptions were available because:

•

We are not a blank check company;

•

We filed a Form D, Notice of Sales, with the SEC;

•

Sales were not made by general solicitation or advertising;

•

All certificates had restrictive legends; and

•

Sales were made to persons with a pre-existing relationship to members of our management.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•

Access to all our books and records.

•

Access to all material contracts and documents relating to our operations.

•

The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Shares Issued for Cash Consideration

On June 16, 2014, we issued 4,370,000 common shares to Robert Rowe, our Chief Executive Officer, President, Treasurer and Director for $0.000055 per share or an aggregate of $244.41.

On June 16, 2014, we issued 100,000 common shares to Leah Rowe, our Secretary for $0.000055 per share or an aggregate of $5.59.

On May 11, 2015, we entered into an agreement with Michael Silveri, our Vice-President whereby he agreed to invest up to $250,000 at the per share price of $.167 per share. The agreement allows Mr. Silveri to purchase a total of 1,500,000 of our common shares including the 30,000 common shares that Mr. Silveri purchased on October 16, 2014, at the price of $.167 or an aggregate of $250,000 at any time prior to August 1, 2016. On October 16, 2014, he purchased 30,000  and on July 8, 2015, he purchased 300,000 common at the price of $0.167 per share or an aggregate price of $5,000 and $50,000, respectively. As such, Mr. Silveri may purchase an additional 1,170,000 common shares at the price of $.167 per share at any time prior to August 1, 2016.

On January 23, 2015, we sold 10,000 common shares to Lisa Rogers at the price of $0.10 per share or an aggregate price of $11,000.

On January 26, 2015, we sold 10,000 common shares to Santo J. Ruma at the price of $0.10 per share or an aggregate price of $1,000.

On February 11, 2015, we sold 10,000 common shares to Michael Weir at the price of $0.10 per share or an aggregate price of $1,000.

On February 12, 2015, we sold 50,000 common shares to Vincent Beatty at the price of $0.10 per share or an aggregate price of $5,000.

On February 12, 2015, we sold 100,000 common shares to Heather Hall at the price of $0.10 per share or an aggregate price of $10,000.

On February 12, 2015, we sold 50,000 common shares to Madison Hall at the price of $0.10 per share or an aggregate price of $5,000.

On February 15, 2015, we sold 50,000 common shares to Ashley Hall at the price of $0.10 per share or an aggregate price of $5,000.

On February 16, 2015, we sold 100,000 common shares to Robert Hall at the price of $0.10 per share or an aggregate price of $10,000.

On February 19, 2015, we sold 15,000 common shares to Cheryl Bramos at the price of $0.10 per share or an aggregate price of $1,500.

On February 19, 2015, we sold 10,000 common shares to Luke A. Bramos at the price of $0.10 per share or an aggregate price of $1,000.

On February 19, 2015, we sold 100,000 common shares to Ronny Bramos at the price of $0.10 per share or an aggregate price of $10,000.

On February 19, 2015, we sold 100,000 common shares to Mike Kiernan at the price of $0.10 per share or an aggregate price of $10,000.

On February 20, 2015, we sold 100,000 common shares to Richy C. Bramos at the price of $0.10 per share or an aggregate price of $10,000

On February 20, 2015, we sold 10,000 common shares to Robert Bramos at the price of $0.10 per share or an aggregate price of $1,000.

On February 20, 2015, we sold 15,000 common shares to Tina M. Bramos at the price of $0.10 per share or an aggregate price of $1,500.

On February 20, 2015, we sold 30,000 common shares to Nancy Kiernan at the price of $0.10 per share or an aggregate price of $3,000.

On February 20, 2015, we sold 10,000 common shares to James C. Stavrojohn at the price of $0.10 per share or an aggregate price of $1,000.

On March 31, 2015, we sold 100,000 common shares to Steven Weiss at the price of $0.10 per share or an aggregate price of $10,000.

On April 3, 2015, we sold 20,000 common shares to Louis Bowzeres at the price of $0.10 per share or an aggregate price of $2,000. On April 9, 2015, we sold 10,000 common shares to Robert Athanas at the price of $0.10 per share or an aggregate price of $1,000. On April 10, 2015, we sold 10,000 common shares to Michael Athanas at the price of $0.10 per share or an aggregate price of $1,000.

On April 10, 2015, we sold 20,000 common shares to Gertrude Scamadella at the price of $0.10 per share or an aggregate price of $2,000.

On April 10, 2015, we sold 100,000 common shares to Lisa Rogers at the price of $0.10 per share or an aggregate of $10,000.

On July 19, 2015, we sold 20,000 common shares to Louis Chiofalo at the price of $0.10 per share or an aggregate price of $2,000. Louis Chiofalo confirmed in writing that he had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

On July 22, 2015, we sold 5,000 common shares to Joseph Chiofalo at the price of $0.10 per share or an aggregate price of $500. Joseph Chiofalo confirmed in writing that he had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

On July 25, 2015, we sold 30,000 common shares to Robert Wipperfurth at the price of $0.10 per share or an aggregate price of $3,000. Robert Wipperfurth confirmed in writing that he had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

On August 6, 2015, we sold 5,000 common shares to Jason Walker at the price of $0.10 per share or an aggregate price of $500. Jason Walker confirmed in writing that he had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

Shares Issued for Services Rendered and Non-Cash Consideration

On January 12, 2015, we issued 500,000 common shares to Oceanside Equities, Inc. a Florida corporation controlled by Vince Beatty for consulting services rendered. We value these shares at $0.10 per share or an aggregate of $50,000.

On February 19, 2015 we issued 100,000 shares to Hamilton & Associates Law Group, P.A., a Florida Corporation controlled by Brenda Hamilton for services rendered.  We valued these shares at $0.10 per share or an aggregate of $10,000. Todd Feinstein is of counsel to Hamilton & Associates Law Group, P.A. and received 20,000 of the 100,000 shares issued to Hamilton & Associates Law Group, P.A.

On July 9, 2015, we issued 250,000 common shares to Richy Bramos as consideration for providing us a loan in the amount of $151,700. We valued these shares at $.10 per share or an aggregate of $25,000.

Item 16. EXHIBITS

Exhibit No.

Description

3.1

Articles of Incorporation (i)

3.2

By-Laws (i)

5.1

Legal Opinion of Hamilton & Associates Law Group, P.A.(ii)

10.1

Employment Agreement between Global Boatworks Holdings, Inc. and Robert Rowe (i)

10.2

Employment Agreement between Global Boatworks Holdings, Inc. and Leah Rowe(i)

10.3

Promissory Note between Global Boatworks, LLC and Financial Innovators Corp.(i)

10.4

Agreement between Global Boatworks Holdings, Inc. and Global Boatworks, LLC(ii)

10.5

Agreement with Oceanside Equities, Inc.(i)

10.6

Subscription Agreement with Michael Silveri(ii)

10.7

Agreement with Flagship Marine Bay, LLC(ii)

10.8

Invoice from Carlos Vilaca & Associates

10.9

Invoice from Senator Group, LLC

10.10

Secured Promissory Note with Richy Bramos

10.11

May 11, 2015 Agreement with Michael Silveri

23.1

Consent of Salberg & Company, P.A(ii)

23.2

Consent of Hamilton & Associates Law Group, P.A. (included in Exhibit 5.1)

(i)

Previously included in with our Form S-1 Registration Statement filed with the Securities & Exchange Commission on July 10, 2015.

(ii)

Filed herewith.

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

Item 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant  will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale on August 7, 2015.

Global Boatworks Holdings, Inc.

Date: August 7, 2015	By:	/s/ Robert Rowe
Robert Rowe
Chief Executive Officer, President, Treasurer and Director
Principal Executive Officer, Acting Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Name /s/ Robert Rowe	Title Chief Executive Officer, President, Treasurer and Director	Date August 7, 2015
Robert Rowe	Principal Accounting Officer, Acting Chief Financial Officer